Exhibit 99.1

SCHERING-PLOUGH CORPORATION AND SUBSIDIARIES

STATEMENTS OF CONSOLIDATED OPERATIONS

(Amounts in millions, except per share figures)

	for The Years Ended December 31,
	2008	2007	2006
Net sales	$18,502	$12,690	$10,594

Cost of sales	7,307	4,405	3,697
Selling, general and administrative	6,823	5,468	4,718
Research and development	3,529	2,926	2,188
Acquired in-process research and development	—	3,754	—
Other expense/(income), net	335	(683)	(135)
Special and acquisition-related charges	329	84	102
Equity income	(1,870)	(2,049)	(1,459)

Income/(loss) before income taxes and cumulative effect of a change in accounting principle	2,049	(1,215)	1,483
Income tax expense	146	258	362

Net income/(loss) before cumulative effect of a change in accounting principle	1,903	(1,473)	1,121
Cumulative effect of a change in accounting principle, net of tax	—	—	(22)

Net income/(loss)	1,903	(1,473)	1,143

Preferred stock dividends	150	118	86

Net income/(loss) available to common shareholders	$1,753	$(1,591)	$1,057

Diluted earnings/(loss) per common share:
Earnings/(loss) available to common shareholders before cumulative effect of a change in accounting principle	$1.07	$(1.04)	$0.69
Cumulative effect of a change in accounting principle, net of tax	—	—	0.02

Diluted earnings/(loss) per common share	$1.07	$(1.04)	$0.71

Basic earnings/(loss) per common share:
Earnings/(loss) available to common shareholders before cumulative effect of a change in accounting principle	$1.08	$(1.04)	$0.69
Cumulative effect of a change in accounting principle	—	—	0.02

Basic earnings/(loss) per common share	$1.08	$(1.04)	$0.71

Dividends per common share	$0.26	$0.26	$0.22

The accompanying notes are an integral part of these Consolidated Financial Statements.

SCHERING-PLOUGH CORPORATION AND SUBSIDIARIES

STATEMENTS OF CONSOLIDATED CASH FLOWS

(Amounts in millions)

	For the Years Ended December 31,
	2008	2007	2006
Operating Activities:
Net income/(loss)	$1,903	$(1,473)	$1,143
Cumulative effect of a change in accounting principle, net of tax	—	—	22

Net income/(loss) before cumulative effect of a change in accounting principle, net of tax	$1,903	$(1,473)	$1,121
Adjustments to reconcile net income/(loss) before cumulative effect of change in accounting principle, net of tax to net cash provided by operating activities:
Depreciation and amortization	2,175	861	568
Accrued share-based compensation	219	211	168
Special and acquisition-related charges and payments	127	(430)	65
Gain on sale of divested products	(160)	—	—
Purchases of derivative currency options	—	(165)	—
Change in fair value of currency options	—	(510)	—
Proceeds from derivative instruments	—	675	—
Acquired in-process research and development	—	3,754	—
Payment to U.S. taxing authorities	—	(98)	—
Changes in assets and liabilities:
Accounts receivable	(83)	21	(241)
Inventories	(262)	(132)	(25)
Prepaid expenses and other assets	(74)	(1)	16
Accounts payable	170	(141)	138
Other liabilities	(569)	(118)	257
Income taxes payable	(82)	94	94
Foreign currency transaction exchange loss	—	101	—
Other, net	—	(19)	—

Net cash provided by operating activities	3,364	2,630	2,161

Investing Activities:
Capital expenditures	(747)	(618)	(458)
Dispositions of property and equipment	44	2	9
Proceeds from divested products, net	241	—	—
Acquisition, net of cash acquired	—	(15,789)	—
Purchases of short-term investments	—	(1,136)	(6,648)
Maturities of short-term investments	27	4,444	4,199
Other, net	(97)	(59)	(10)

Net cash used for investing activities	(532)	(13,156)	(2,908)

Financing Activities:
Cash dividends paid to common shareholders	(422)	(382)	(326)
Cash dividends paid to preferred shareholders	(150)	(99)	(86)
Proceeds from preferred stock issuance, net	—	2,438	—
Proceeds from common stock issuance, net	—	1,537	—
(Payments)/Issuance of long-term debt, net of issuance costs in 2007	(929)	6,430	—
Payments of short-term borrowings	(169)	(29)	(1,035)
Stock option exercises	15	225	83
Other, net	(5)	(31)	(3)

Net cash (used for)/provided by financing activities	(1,660)	10,089	(1,361)

Effect of exchange rates on cash and cash equivalents	(78)	50	7

Net increase/(decrease) in cash and cash equivalents	1,094	(387)	(2,101)
Cash and cash equivalents, beginning of year	2,279	2,666	4,767

Cash and cash equivalents, end of year	$3,373	$2,279	$2,666

Supplemental Disclosure:
Cash paid for interest, net of amounts capitalized	$552	$157	$170
Cash paid for income taxes (see Note 8)	444	389	234

The accompanying notes are an integral part of these Consolidated Financial Statements.

SCHERING-PLOUGH CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in millions, except per share figures)

	At December 31,
	2008	2007
ASSETS
Current Assets:
Cash and cash equivalents	$3,373	$2,279
Short-term investments	5	32
Accounts receivable, less allowances: 2008, $296; 2007, $261	2,816	2,841
Inventories	3,114	4,073
Deferred income taxes	435	349
Prepaid expenses and other current assets	1,228	1,272

Total current assets	10,971	10,846
Property, at cost:
Land	377	326
Buildings and improvements	4,551	4,634
Equipment	4,504	4,503
Construction in progress	1,008	891

Total	10,440	10,354
Less accumulated depreciation	3,607	3,338

Property, net	6,833	7,016
Goodwill	2,778	2,937
Other intangible assets, net	6,154	7,004
Other assets	1,381	1,353

Total assets	$28,117	$29,156

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,677	$1,762
Short-term borrowings and current portion of long-term debt	245	461
Income taxes	183	617
Accrued compensation	1,010	995
Other accrued liabilities	2,078	2,208

Total current liabilities	5,193	6,043
Long-term Liabilities:
Long-term debt, net of current portion	7,931	9,019
Deferred income taxes	1,551	1,701
Other long-term liabilities	2,913	2,008

Total long-term liabilities	12,395	12,728
Commitments and contingent liabilities (Note 21)
Shareholders’ Equity:
2007 mandatory convertible preferred shares — $1 par value; $250 per share face value issued 10 at December 31, 2008 and December 31, 2007	2,500	2,500
Common shares — authorized shares: 2,400, $.50 par value; issued: 2,118 at December 31, 2008 and 2,111 at December 31, 2007	1,059	1,055
Paid-in capital	5,045	4,815
Retained earnings	9,181	7,856
Accumulated other comprehensive loss	(1,913)	(534)

Total	15,872	15,692
Less treasury shares: 2008, 492; 2007, 490; at cost	5,343	5,307

Total shareholders’ equity	10,529	10,385

Total liabilities and shareholders’ equity	$28,117	$29,156

The accompanying notes are an integral part of these Consolidated Financial Statements.

SCHERING-PLOUGH CORPORATION AND SUBSIDIARIES

STATEMENTS OF CONSOLIDATED SHAREHOLDERS’ EQUITY

(Amounts in millions)

	2004 Mandatory Convertible Preferred Shares	2007 Mandatory Convertible Preferred Shares	Common Shares	Paid-in Capital	Retained Earnings	Treasury Shares	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity
Balance January 1, 2006	$1,438	$—	$1,015	$1,416	$9,472	$(5,438)	$(516)	$7,387

Comprehensive income:
Net income					1,143			1,143
Foreign currency translation							94	94
Minimum pension liability, net of tax, per SFAS No. 87/88							67	67
Unrealized gain on investments available for sale, net of tax							4	4

Total comprehensive income								1,308

Cash dividends on common shares					(326)			(326)

Dividends on preferred shares					(86)			(86)
Accrued dividends on common shares					(81)			(81)

Adjustment of pension and other post-retirement liabilities upon the adoption of SFAS No. 158, net of tax of $25							(521)	(521)
Stock incentive plans and other			2	245	(3)	(17)		227

Balance December 31, 2006	$1,438	$—	$1,017	$1,661	$10,119	$(5,455)	$(872)	$7,908

Adoption of FIN 48					(259)			(259)
Net loss					(1,473)			(1,473)
Foreign currency translation							210	210
Pension and other-post retirement liabilities, net of tax							138	138
Derivative interest rate instruments							(12)	(12)
Unrealized gain on investments available for sale, net of tax							1	1

Total comprehensive loss								(1,136)

Issuance of preferred stock		2,500		(62)				2,438
Issuance of common stock				1,380		157		1,537

Conversion of preferred stock	(1,438)		32	1,406				—

SFAS No. 158 measurement date provisions, net of tax					(2)		1	(1)
Cash dividends on common shares					(382)			(382)

Dividends on preferred shares					(118)			(118)
Accrued dividends on common shares					(20)			(20)
Stock incentive plans and other			6	430	(9)	(9)		418

Balance December 31, 2007	$—	$2,500	$1,055	$4,815	$7,856	$(5,307)	$(534)	$10,385

Net income					1,903			1,903
Foreign currency translation							(576)	(576)
Pension and other post-retirement liabilities, net of tax							(768)	(768)
Derivative interest rate instruments							2	2
Unrealized loss on investments available for sale							(37)	(37)

Total comprehensive income								524

Dividends on common shares					(423)			(423)

Dividends on preferred shares					(150)			(150)
Stock incentive plans and other			4	230	(5)	(36)		193

Balance December 31, 2008	$—	$2,500	$1,059	$5,045	$9,181	$(5,343)	$(1,913)	$10,529

The accompanying notes are an integral part of these Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Overview

Schering-Plough is an innovation-driven, science-centered global health care company. Through its own biopharmaceutical research and collaborations with partners, Schering-Plough creates therapies that help save and improve lives around the world. Schering-Plough applies its research and development platform to prescription pharmaceutical and consumer health care products as well as to animal health products.

In November 2007, Schering-Plough acquired Organon BioSciences N.V. (OBS), a company that discovers, develops and manufactures human prescription and animal health products. See Note 2, “Acquisitions,” for additional information.

Principles of Consolidation

The consolidated financial statements include Schering-Plough Corporation and its subsidiaries (Schering-Plough). Intercompany balances and transactions are eliminated. The accounts of OBS have been included as part of Schering-Plough’s results from the date of acquisition (November 19, 2007). See Note 2, “Acquisition,” for additional information.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, Schering-Plough evaluates its estimates which are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.

Equity Method of Accounting

Schering-Plough accounts for its share of activity from the Merck/Schering-Plough joint venture (the joint venture) with Merck & Co., Inc. (Merck) using the equity method of accounting as Schering-Plough has significant influence over the joint venture’s operating and financial policies. Accordingly, Schering-Plough’s net sales do not include sales from the joint venture, and Schering-Plough’s share of earnings in the joint venture is included in equity income in determining consolidated net income/(loss). Equity income from the joint venture is included in the Prescription Pharmaceuticals segment.

Revenue from the sales of VYTORIN and ZETIA are recognized by the joint venture when title and risk of loss has passed to the customer and there is reasonable assurance of collection of sales proceeds. Equity income from the joint venture excludes any profit arising from transactions between Schering-Plough and the joint venture until such time as there is an underlying profit realized by the joint venture in a transaction with a party other than Schering-Plough or Merck. See Note 5, “Equity Income,” for additional information regarding this joint venture.

Cash and Cash Equivalents

Cash and cash equivalents include operating cash and highly liquid investments with original maturities of three months or less, including highly rated money market accounts.

Short-term Investments

Short-term investments are carried at their fair value and are classified as available-for-sale. These investments consist of certificates of deposit and commercial paper with maturities of less than a year.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Inventories

Inventories are valued at the lower of cost or market. Cost is determined by using the last-in, first-out (LIFO) method for a substantial portion of inventories located in the U.S. The cost of all other inventories is determined by the first-in, first-out method (FIFO).

Depreciation of Property and Equipment

Depreciation is provided over the estimated useful lives of the properties, generally by use of the straight-line method.

Useful lives of property acquisitions are generally as follows:

Asset Category	Years
Buildings	40
Building Improvements	25
Equipment	3-15

Schering-Plough reviews the carrying value of property and equipment for indications of impairment in accordance with Statement of Financial Accounting Standard (SFAS) 144, “Accounting for the Impairment and Disposal of Long-Lived Assets.”

Depreciation expense was $603 million in 2008, $404 million in 2007 and $443 million in 2006. Depreciation expense in 2006 included accelerated depreciation related to the manufacturing streamlining of $93 million.

Foreign Currency Translation

The net assets of most of Schering-Plough’s international subsidiaries are translated into U.S. dollars using current exchange rates. The U.S. dollar effects that arise from translating the net assets of these subsidiaries at changing rates are recorded in the foreign currency translation account, which is included in other comprehensive income/(loss) and reflected as a separate component of Shareholders’ Equity. For the remaining international subsidiaries, non-monetary assets and liabilities are translated using historical rates, while monetary assets and liabilities are translated at current rates, with the U.S. dollar effects of rate changes included in the statements of consolidated operations.

Exchange gains and losses arising from translating intercompany balances of a long-term investment nature are recorded in the foreign currency translation account. Transactional exchange gains and losses are included in other expense/(income), net.

Revenue Recognition

Schering-Plough’s pharmaceutical products are sold to direct purchasers which include wholesalers, retailers and certain health maintenance organizations. Price discounts and rebates on such sales are paid to federal and state agencies, other indirect purchasers and other market participants such as managed care organizations that indemnify beneficiaries of health plans for their pharmaceutical costs and pharmacy benefit managers.

Schering-Plough recognizes revenue when title and risk of loss pass to the purchaser and when reliable estimates of the following can be determined:

i. commercial discount and rebate arrangements;

ii. rebate obligations under certain federal and state governmental programs; and

iii. sales returns in the normal course of business.

Revenue recognition also requires that there is reasonable assurance of collection of sales process.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

When recognizing revenue, Schering-Plough estimates and records the applicable commercial and governmental discounts and rebates as well as sales returns that have been or are expected to be granted or made for products sold during the period. These amounts are deducted from sales for that period. If reliable estimates of these items cannot be made, Schering-Plough defers the recognition of revenue. Estimates recorded in prior periods are re-evaluated as part of this process.

Earnings Per Common Share

Diluted earnings/(loss) per common share is computed by dividing net income/(loss) available to common shareholders plus preferred stock dividends for the dilutive effect of any mandatory convertible preferred stock by the sum of the weighted average number of common shares outstanding plus the dilutive effect of shares issuable through deferred stock units and the exercise of stock options and any dilutive effect of shares issuable upon conversion of Schering-Plough’s mandatory convertible preferred stock. Basic earnings/(loss) per common share is computed by dividing net income/(loss) available to common shareholders by the weighted average number of common shares outstanding.

Goodwill and Other Intangible Assets

Financial Accounting Standards Board (FASB) SFAS No. 142, “Goodwill and Other Intangible Assets,” requires that intangible assets acquired either individually or with a group of other assets be initially recognized and measured based on fair value. An intangible with a finite life is amortized over its useful life, while an intangible with an indefinite life, including goodwill, is not amortized.

The Company assesses the recoverability of the carrying value of its goodwill and other intangible assets with indefinite useful lives annually or whenever events or changes in circumstances indicate that the carrying amount of the asset may not be fully recoverable. Recoverability of goodwill is measured at the reporting unit level based on a two-step approach. First, the carrying amount of the reporting unit is compared to the fair value as estimated by the future net discounted cash flows expected to be generated by the reporting unit. To the extent that the carrying value of the reporting unit exceeds the fair value of the reporting unit, a second step would be performed, whereby the reporting unit’s assets and liabilities are fair valued. To the extent that the reporting unit’s carrying value of goodwill exceeds its implied fair value of goodwill, an impairment exists and would be recognized.

Recoverability of other intangible assets with indefinite useful lives is measured by a comparison of the carrying amount of the intangible assets to the fair value of the respective intangible assets. Any excess of the carrying value of the intangible assets over the fair value of the intangible assets would be recognized as an impairment loss.

Schering-Plough conducts its annual impairment testing of goodwill at October 1 each year. Based on the impairment tests performed, there was no impairment of goodwill in 2008, 2007 or 2006.

In 2007, Schering-Plough’s goodwill and other intangible asset balances increased significantly due to the acquisition of OBS. See Note 2, “Acquisition,” and Note 13, “Goodwill and Other Intangible Assets,” for additional information.

Other Assets

Included in other assets is capitalized software of $246 million and $278 million at December 31, 2008 and 2007, respectively. Amortization expense were $101 million, $89 million and $76 million in 2008, 2007 and 2006, respectively. Other Assets at December 31, 2008 included $80 million of restricted cash primarily for a letter of credit related to certain international tax matters.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Income Taxes

Schering-Plough implemented the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” (FIN 48) as of January 1, 2007. Under FIN 48, in order to recognize an uncertain tax benefit, the taxpayer must be more likely than not of sustaining the position, and the measurement of the benefit is calculated as the largest amount that is more than 50 percent likely to be realized upon resolution of the position. Schering-Plough includes interest expense or income as well as potential penalties on uncertain tax positions as a component of income tax expense in the Statement of Consolidated Operations.

Deferred income taxes are recognized for the future tax effects of temporary differences between the financial and income tax reporting basis of Schering-Plough’s assets and liabilities based on enacted tax laws and rates.

Accounting for Share-Based Compensation

Prior to January 1, 2006, Schering-Plough accounted for its stock-based compensation arrangements using the intrinsic value method. No share-based employee compensation cost was reflected in the statements of consolidated operations, other than for Schering-Plough’s deferred stock units and performance plans, as stock options granted under all other plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

Effective January 1, 2006, Schering-Plough accounts for all share-based compensation in accordance with SFAS No. 123 (Revised 2004) “Share-Based Payment” (SFAS 123R). See Note 6, “Share-Based Compensation,” for additional information.

Shipping and Handling Expenses

Shipping expenses are classified as selling, general and administrative expenses in the Consolidated Statement of Operations.

Impact of Recently Issued Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” The standard defines fair value, establishes a framework for measuring fair value in accordance with U.S. Generally Accepted Accounting Principles, and expands disclosures about fair value measurements. The standard codifies the definition of fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The standard clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. For calendar-year companies, the standard became effective January 1, 2008 (see Note 17, “Fair Value Measurements”) except for non-financial items measured on a non-recurring basis for which it is effective beginning January 1, 2009. The implementation of this standard did not have a material impact on Schering-Plough’s financial statements. Based on Schering-Plough’s current financial position, the impact of the provisions of this standard that was effective January 1, 2009 is not expected to be material.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of FASB Statement No. 115” (SFAS 159), which permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS 159 also includes an amendment to SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” which applies to all entities with available-for-sale and trading securities. For calendar-year companies, the standard became effective January 1, 2008. Schering-Plough chose not to elect the fair value option prescribed by SFAS 159. As a result, the implementation of this standard did not have a material impact on Schering-Plough’s financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In December 2007, the FASB issued EITF Issue No. 07-1, “Accounting for Collaborative Arrangements,” which is effective for calendar-year companies beginning January 1, 2009. The Task Force clarified the manner in which costs, revenues and sharing payments made to, or received by, a partner in a collaborative arrangement should be presented in the income statement and set forth certain disclosures that should be required in the partners’ financial statements. The impact of this standard on the consolidated financial statements is not expected to be material.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations,” (SFAS 141R). For calendar-year companies, the standard is applicable to new business combinations occurring on or after January 1, 2009. SFAS 141R requires an acquiring entity to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. Most significantly, SFAS 141R will require that acquisition costs generally be expensed as incurred, certain acquired contingent liabilities be recorded at fair value, and acquired in-process research and development be recorded at fair value as an indefinite-lived intangible asset at the acquisition date. The standard will also impact certain unresolved matters related to purchase transactions consummated prior to the effective date of the standard. The impact of this standard on the consolidated financial statements is not expected to be material, but this standard may have an effect on accounting for future business combinations.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51,” which is effective for calendar-year companies beginning January 1, 2009. The standard establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The impact of this standard on the consolidated financial statements is not expected to be material.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an Amendment of FASB Statement No. 133,” which is effective for calendar-year companies beginning January 1, 2009. The standard enhances required disclosures regarding derivatives and hedging activities. The impact of this standard on the consolidated financial statements is not expected to be material.

In April 2008, the FASB issued FASB Staff Position (FSP) No. FAS 142-3, “Determination of the Useful Life of Intangible Assets” (FSP 142-3). FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142. FSP 142-3 is effective for calendar-year companies beginning January 1, 2009. The requirement for determining useful lives must be applied prospectively to intangible assets acquired after the effective date and the disclosure requirements must be applied prospectively to all intangible assets recognized as of, and subsequent to, the effective date. The impact of this standard on the consolidated financial statements is not expected to be material.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” This standard identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). SFAS No. 162 became effective on November 15, 2008. The implementation of this standard did not have a material impact on Schering-Plough’s consolidated financial statements.

In June 2008, the FASB issued FSP EITF No. 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” The FSP addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and therefore need to be included in the earnings allocation in calculating earnings per share under the two-class method described in SFAS No. 128, “Earnings per Share.” The FSP requires companies to treat unvested share-based payment awards that have non-forfeitable rights to dividend or dividend equivalents as a separate class of securities in calculating earnings per share. The FSP is effective for calendar-year companies beginning January 1, 2009. The impact of this standard on the consolidated financial statements is not expected to be material.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In October 2008, the FASB issued FSP 157-3 “Determining Fair Value of a Financial Asset in a Market That Is Not Active” (FSP 157-3). FSP 157-3 clarified the application of SFAS No. 157 in an inactive market. It demonstrated how the fair value of a financial asset is determined when the market for that financial asset is inactive. FSP 157-3 was effective upon issuance, including prior periods for which financial statements had not been issued. The implementation of this standard did not have a material impact on Schering-Plough’s consolidated financial statements.

In December 2008, the FASB issued FSP No. FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interest in Variable Interest Entities.” FSP No. FAS 140-4 and FIN 46(R)-8 requires enhanced disclosures about transfers of financial assets and interests in variable interest entities. The FSP is effective for interim and annual periods ending after December 15, 2008. Since the FSP requires only additional disclosures concerning transfers of financial assets and interest in variable interest entities, adoption of this FSP did not affect Schering-Plough’s disclosures.

2.	ACQUISITION

Schering-Plough acquired OBS for a purchase price of approximately Euro 11 billion in cash, or approximately $16.1 billion (including legal and professional fees) on November 19, 2007 (the Acquisition Date). This acquisition added further diversification of marketed products, including two new therapeutic areas (Women’s Health and Central Nervous System), as well as significant strength in Animal Health products and the R&D pipeline. The purchase method of accounting was used to account for the transaction in accordance with SFAS No. 141, “Business Combinations.” The operating results of OBS are included in Schering-Plough’s consolidated financial statements for the period subsequent to the Acquisition Date.

The following table provides unaudited pro forma financial information for the years ended December 31, 2007 and 2006 as if the acquisition had occurred as of the beginning of each period presented:

	2007	2006
	(Dollars in millions except per share data) (unaudited)
Net sales	$16,853	$15,079
Net loss before cumulative effect of a change in accounting principle	(2,500)	(3,987)
Net loss available to common shareholders	(2,712)	(4,201)
Diluted loss per common share	(1.72)	(2.73)
Basic loss per common share	(1.72)	(2.73)

The unaudited pro forma financial information for both periods presented includes amortization of the step-up of inventory of $1.1 billion and acquired in-process research and development charge of $3.8 billion, which are non-recurring charges directly attributable to the accounting for the acquisition. The unaudited pro forma financial information also includes the effect of purchase accounting adjustments such as additional amortization expense from the acquired identifiable intangible assets and depreciation from the step-up of property. No effect has been given in the unaudited pro forma financial information for synergistic benefits that may be realized or costs related to the integration of OBS. The unaudited pro forma financial information should not be considered indicative of actual results that would have been achieved had this acquisition been consummated on the dates indicated and does not purport to indicate results of operations as of any future date or for any future period.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A preliminary allocation of the purchase price of OBS was made as of the Acquisition Date. The final allocation of the purchase price has resulted in a net decrease to goodwill of $44 million as compared to the preliminary allocation as of the Acquisition Date. This adjustment to the preliminary purchase price allocation was primarily related to updated valuations of identifiable intangible assets, property and inventories as well as updates to acquired liabilities and deferred taxes. The final allocation of the purchase price of OBS is as follows:

(Dollars in millions)
Cash	$330
Current assets (excluding inventories)	1,307
Inventories	2,434
Property	2,508
Identifiable intangible assets(1)	6,839
Goodwill(2)	2,667
Other-non current assets	750
Acquired in-process research and development (IPR&D)(3)	3,754

Total assets acquired	$20,589

Acquisition related liabilities(4)	198
Other current liabilities	1,513
Deferred tax liabilities	2,215
Other-non current liabilities	544

Total liabilities assumed	$4,470

Net assets acquired	$16,119

(1)	The final purchase price allocation to identifiable intangible assets is as follows:

	Amount	Weighted-Average Amortization Period (years)
	(Dollars in millions)
Patents:
Women’s Health — Contraception	$1,659	11
Women’s Health — Fertility	1,013	11
Women’s Health — Other	440	13
Central Nervous System	527	12
Other Human Prescription Pharmaceuticals	382	8

Total patents	$4,021

Trademarks:
Animal Health	$2,608	20
Prescription Pharmaceuticals	210	20

Total trademarks	$2,818

Total intangible assets acquired	$6,839

The weighted-average life of total acquired intangible assets is approximately 15 years. The intangible assets have no significant residual value. There were no acquired intangible assets that were determined to have an indefinite life.

(2)	$1.8 billion of the goodwill has been assigned to the Prescription Pharmaceuticals segment and $873 million has been assigned to the Animal health segment. None of the goodwill is deductible for income tax purposes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(3)	$3.8 billion assigned to acquired IPR&D was charged to operations in the fourth quarter of 2007. This charge was associated with research projects in animal health and research projects in the women’s health, central nervous system and anesthesia therapeutic areas of human health. The amount was determined by using discounted cash flow projections of identified research projects for which technological feasibility had not been established and for which there was no alternative future use. The discount rates used ranged from 14 percent to 18 percent. The projected launch dates following the U.S. Food and Drug Administration (FDA) or other regulatory approval are years 2008 through 2013, at which time Schering-Plough expects these projects to begin to generate cash flows. The cost to complete the research projects will depend on whether the projects are brought to their final stages of development and are ultimately submitted to the FDA or other regulatory agencies for approval. As of December 31, 2007, the estimated cost to complete projects near the final stages of development was in excess of $700 million. All of the research and development projects considered in the valuation are subject to the normal risks and uncertainties associated with demonstrating the safety and efficacy required to obtain FDA or other regulatory approvals.
(4)	Included in acquisition related liabilities are costs to exit certain activities of OBS.

In conjunction with the OBS acquisition, Schering-Plough agreed to divest certain assets as part of regulatory reviews in the U.S. and Europe. See Note 7, Other Expense/(Income), net.

3.	SPECIAL AND ACQUISITION RELATED CHARGES AND MANUFACTURING STREAMLINING

2008 Special and acquisition-related charges

Special and acquisition-related charges relate to the Productivity Transformation Program (PTP) activities which include the ongoing integration of the OBS business (See Note 4, “OBS Integration and Productivity Transformation Program for additional information). Special and acquisition-related charges for 2008 were $329 million. The costs for 2008 included $275 million of employee termination costs. The remaining charges related to integration activities.

2007 Special and acquisition-related charges

During the year ended December 31, 2007, Schering-Plough incurred $84 million of special and acquisition-related charges, comprised of $61 million of integration-related costs for the OBS acquisition and $23 million of employee termination costs as part of integration activities.

2006 Manufacturing Streamlining

During 2006, Schering-Plough implemented changes to its manufacturing operations in Puerto Rico and New Jersey that have streamlined its global supply chain and further enhanced Schering-Plough’s long-term competitiveness. These changes resulted in the phase-out and closure of Schering-Plough’s manufacturing operations in Manati, Puerto Rico, and additional workforce reductions in Las Piedras, Puerto Rico, and New Jersey.

Special charges

Special charges in 2006 related to the changes in Schering-Plough’s manufacturing operations totaled $102 million. These charges consisted of approximately $47 million of severance and $55 million of fixed asset impairments.

Cost of sales

Included in 2006 cost of sales was approximately $146 million consisting of $93 million of accelerated depreciation, $46 million of inventory write-offs, and $7 million of other charges related to the closure of Schering-Plough’s manufacturing facilities in Manati, Puerto Rico.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes activities reflected in the consolidated financial statements related to changes to Schering-Plough’s manufacturing operations which were completed in 2006:

	Charges Included in Cost of Sales	Special Charges	Total Charges	Cash Payments	Non-cash Charges	Accrued Liability
	(Dollars in millions)
Accrued liability at January 1, 2006						$—
Severance	$—	$47	$47	$(35)	$—	12
Asset impairments	—	55	55	—	(55)	—
Accelerated depreciation	93	—	93	—	(93)	—
Inventory write-offs	46	—	46	—	(46)	—
Other	7	—	7	(2)	(5)	—

Total	$146	$102	$248	$(37)	$(199)

Accrued liability at December 31, 2006						$12

Severance				(12)		(12)

Accrued liability at December 31, 2007						$—

4.	OBS INTEGRATION AND PRODUCTIVITY TRANSFORMATION PROGRAM

As part of the purchase price allocation of the OBS acquisition as of the Acquisition Date, Schering-Plough recorded acquisition-related liabilities of $151 million related to involuntary termination benefits.

In April 2008, Schering-Plough announced a major new program, the Productivity Transformation Program (PTP), which includes the ongoing integration of OBS, and is designed to reduce and avoid costs, and increase productivity. The targeted savings envisioned by this program include those resulting from the previously announced OBS integration synergies.

The following table summarizes the charges, cash payments and liabilities related to the Productivity Transformation Program, which includes the ongoing integration of OBS, through December 31, 2008:

	Employee Termination Costs	Acquisition-Related Liabilities
		Employee Termination Costs	Other Exit Costs
	(Dollars in millions)
Accrued liability at December 31, 2007	$23	$151	—
Charges(a)	254	21	—
Purchase price allocation items(b)	—	(3)	50
Cash payments	(154)	(169)	(18)

Accrued liability at December 31, 2008	$123	$—	$32

(a)	Recorded to special and acquisition-related charges.
(b)	Recorded as part of purchase accounting. Included in acquisition-related liabilities at December 31, 2008 are costs to exit certain activities of OBS.

5.	EQUITY INCOME

        In May 2000, Schering-Plough and Merck entered into two separate sets of agreements to jointly develop and market certain products in the U.S. including (1) two cholesterol-lowering drugs and (2) an allergy/asthma drug.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In December 2001, the cholesterol agreements were expanded to include all countries of the world except Japan. In general, the companies agreed that the collaborative activities under these agreements would operate in a virtual joint venture to the maximum degree possible by relying on the respective infrastructures of the two companies. These agreements generally provide for equal sharing of development costs and for co-promotion of approved products by each company.

The cholesterol agreements provide for Schering-Plough and Merck to jointly develop and commercialize ezetimibe in the cholesterol management field:

i. as a once-daily monotherapy (managed as ZETIA in the U.S. and Asia and EZETROL in Europe);

ii. in co-administration with various approved statin drugs; and

iii. as a fixed-combination tablet of ezetimibe and simvastatin (Zocor), Merck’s cholesterol-modifying medicine. This combination medication (ezetimibe/simvastatin) is managed as VYTORIN in the U.S. and as INEGY in many international countries.

ZETIA/EZETROL (ezetimibe) and VYTORIN/INEGY (the combination of ezetimibe/simvastatin) are approved for use in the U.S. and have been launched in many international markets.

Schering-Plough utilizes the equity method of accounting in recording its share of activity from the Merck/Schering-Plough cholesterol joint venture. As such, Schering-Plough’s net sales do not include the sales of the joint venture. The cholesterol joint venture agreements provide for the sharing of operating income generated by the joint venture based upon percentages that vary by product, sales level and country. In the U.S. market, Schering-Plough receives a greater share of profits on the first $300 million of annual ZETIA sales. Above $300 million of annual ZETIA sales, Merck and Schering-Plough generally share profits equally. Schering-Plough’s allocation of the joint venture income is increased by milestones recognized. Further, either company’s share of the joint venture’s income from operations is subject to a reduction if that company fails to perform a specified minimum number of physician details in a particular country. The companies agree annually to the minimum number of physician details by country.

The companies bear the costs of their own general sales forces and commercial overhead in marketing joint venture products around the world. In the U.S., Canada and Puerto Rico, the cholesterol agreements provide for a reimbursement to each company for physician details that are set on an annual basis, and in Italy, a contractual amount is included in the profit sharing calculation that is not reimbursed. In the U.S., Canada and Puerto Rico this amount is equal to each company’s agreed physician details multiplied by a contractual fixed fee. Schering-Plough reports these amounts as part of equity income from the cholesterol joint venture. These amounts do not represent a reimbursement of specific, incremental and identifiable costs for Schering-Plough’s detailing of the cholesterol products in these markets. In addition, these amounts are not reflective of Schering-Plough’s sales effort related to the joint venture as Schering-Plough’s sales force and related costs associated with the joint venture are generally estimated to be higher.

Costs of the joint venture that the companies contractually share are a portion of manufacturing costs, specifically identified promotion costs (including direct-to-consumer advertising and direct and identifiable out-of-pocket promotion) and other agreed upon costs for specific services such as market support, market research, market expansion, a specialty sales force and physician education programs.

Certain specified research and development expenses are generally shared equally by Schering-Plough and Merck.

The allergy/asthma agreements provided for the joint development and marketing by the companies of a once-daily, fixed-combination tablet containing loratadine/montelukast. In April 2008, the Merck/Schering-Plough joint venture received a not-approvable letter from the FDA for the proposed fixed combination of loratadine/montelukast. During the second quarter of 2008 the respiratory joint venture was terminated in accordance with the agreements. This action has no impact on the cholesterol joint venture. As a result of the termination of the respiratory joint venture, Schering- Plough received payments totaling $105 million which Schering-Plough recognized during 2008, in equity income.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following information provides a summary of the components of Schering-Plough’s equity income from the cholesterol joint venture for the years ended December 31:

	2008	2007	2006
	(Dollars in millions)
Schering-Plough’s share of net income (including milestones of $105 million in 2008)	$1,665	$1,831	$1,273
Contractual amounts for physician details	223	242	204
Elimination of intercompany profit and other, net	(18)	(24)	(18)

Total equity income from Merck/Schering-Plough joint venture	$1,870	$2,049	$1,459

At December 31, 2008 and 2007, Schering-Plough had net receivables (including undistributed income) from the Merck/Schering-Plough Joint Venture of $130 million and $287 million, respectively.

Equity income from the joint venture excludes any profit arising from transactions between Schering-Plough and the joint venture until such time as there is an underlying profit realized by the joint venture in a transaction with a party other than Schering-Plough or Merck.

Due to the virtual nature of the cholesterol joint venture, Schering-Plough incurs substantial costs, such as selling, general and administrative costs, that are not reflected in equity income and are borne by the overall cost structure of Schering-Plough. These costs are reported on their respective line items in the Statements of Consolidated Operations and are not separately identifiable. The cholesterol agreements do not provide for any jointly owned facilities and, as such, products resulting from the joint venture are manufactured in facilities owned by either Schering-Plough or Merck.

Schering-Plough and Merck are developing a single-tablet combination of ezetimibe and atorvastatin as a treatment for elevated cholesterol levels.

See Note 21, “Legal, Environmental and Regulatory Matters,” — “Litigation and Investigations relating to the Merck/Schering-Plough Cholesterol Joint Venture.”

6.	SHARE-BASED COMPENSATION

Prior to January 1, 2006, Schering-Plough accounted for its stock compensation arrangements using the intrinsic value method, which followed the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees” and the related Interpretations. Prior to 2006, no stock-based employee compensation cost was reflected in the Statement of Consolidated Operations, other than for Schering-Plough’s deferred stock units, as stock options granted under all other plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

Schering-Plough adopted SFAS 123R effective January 1, 2006. SFAS 123R requires companies to recognize compensation expense in an amount equal to the fair value of all share-based payments granted to employees. Schering-Plough elected the modified prospective transition method, and therefore, adjustments to prior periods were not required as a result of adopting SFAS 123R. Under this method, the provisions of SFAS 123R apply to all awards granted after the date of adoption and to any unrecognized expense of awards unvested at the date of adoption based on the grant date fair value. SFAS 123R also amended SFAS No. 95, “Statement of Cash Flows,” to require that excess tax benefits that had been reflected as operating cash flows be reflected as financing cash flows.

For grants issued to retirement-eligible employees prior to the adoption of SFAS 123R, Schering-Plough recognized compensation costs over the stated vesting period of the stock option or deferred stock unit with acceleration of any unrecognized compensation costs upon the retirement of the employee. Upon adoption of SFAS 123R, Schering-Plough recognizes compensation costs on all share-based grants made on or after January 1, 2006, over the service period, which is the earlier of: i) one year if the employee is or becomes retirement-eligible during the first year of the grant; ii) the employee’s retirement eligibility date if after the first year of the grant; and iii) the service period of the award.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On November 10, 2005, the FASB issued FASB Staff Position No. FAS 123R-3, “Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards.” Schering-Plough has elected to adopt the transition method provided in this FASB Staff Position for purposes of calculating the pool of excess tax benefits available to absorb tax deficiencies recognized subsequent to the adoption of SFAS 123R.

During 2006, the 2006 Stock Incentive Plan (the 2006 Plan) was approved by Schering-Plough’s shareholders. Under the terms of the 2006 Plan, 92 million of Schering-Plough’s authorized common shares may be granted as stock options or awarded as deferred stock units to officers and certain employees of Schering-Plough through December 2011.

Schering-Plough intends to utilize unissued authorized shares to satisfy stock option exercises and for the issuance of deferred stock units. Expenses related to share-based compensation are classified in the line item associated with the employee’s function.

During 2008 and 2007, Schering-Plough granted performance-based deferred stock units under the 2006 Stock Incentive Plan, which provide certain senior managers the opportunity to earn shares of Schering-Plough common stock. These units will only be earned if specific pre-established levels of performance and service are achieved during the applicable three-year performance period.

Implementation of SFAS 123R

In the first quarter of 2006, Schering-Plough recognized a benefit to income of $22 million for the cumulative effect of a change in accounting principle related to two long-term compensation plans required to be accounted for as liability plans under SFAS 123R.

Tax benefits recognized related to stock-based compensation and related cash flow impacts were not material during 2008, 2007 and 2006, as Schering-Plough is in a U.S. Net Operating Loss position.

Stock Options

Stock options are granted to employees at exercise prices equal to the fair market value of Schering-Plough’s stock at the dates of grant. Stock options under the 2006 Plan generally vest over three years and have a term of seven years. Certain options granted under previous plans vest over longer periods ranging from three to nine years and have a term of 10 years. Compensation costs for all stock options are recognized over the requisite service period for each separately vesting portion of the stock option award. Expense is recognized, net of estimated forfeitures, over the vesting period of the options using an accelerated method. Expense recognized in 2008, 2007, and 2006 was approximately $65 million, $72 million and $56 million, respectively.

The weighted-average assumptions used in the Black-Scholes option-pricing model in 2008, 2007 and 2006 were as follows:

	2008	2007	2006
Dividend yield	1.1%	1.1%	1.1%
Volatility	31.4%	24.8%	25.7%
Risk-free interest rate	2.8%	4.6%	5.0%
Expected term of options (in years)	4.5	4.5	4.5

        Dividend yields are based on historical dividend yields. Expected volatilities are based on historical volatilities of Schering-Plough’s common stock which is not expected to differ materially from future volatility.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the options. The expected term of options represents the weighted average period of time that options granted are expected to be outstanding giving consideration to vesting schedules. Schering-Plough utilizes the simplified method of calculating the expected term of stock options as allowed under Staff Accounting Bulletin (SAB) 107 as amended by SAB 110 as historical experience is not expected to be a reasonable basis for estimated expected term due to various changes in the business.

The amount of cash received from the exercise of stock options in 2008, 2007 and 2006 was $15 million, $225 million and $83 million, respectively.

Summarized information about stock options outstanding and exercisable at December 31, 2008, is as follows:

	Outstanding			Exercisable
Exercise Price Range	Number of Options	Weighted- Average Remaining Term in Years	Weighted- Average Exercise Price	Number of Options	Weighted- Average Exercise Price
	(In thousands)			(In thousands)
Under $20	38,069	5.0	$18.35	27,671	$18.13
$20 to $30	13,086	6.1	20.81	8,350	20.92
$30 to $40	17,839	3.8	33.78	11,986	34.86
Over $40	13,574	1.3	46.20	13,564	46.21

	82,568			61,571

The weighted-average fair value of stock options granted in 2008, 2007 and 2006 was $5.35, $8.06 and $5.22, respectively. The intrinsic value of stock options exercised in 2008, 2007 and 2006 was $2 million, $132 million and $21 million, respectively. The total fair value of options vested in 2008, 2007 and 2006 was $67 million, $80 million and $73 million, respectively.

As of December 31, 2008, the total remaining unrecognized compensation cost related to non-vested stock options amounted to $48 million, which will be amortized over the weighted-average remaining requisite service period of 2.3 years.

The following table summarizes stock option activity as of December 31, 2008, and changes during the year then ended under the current and prior plans:

	Number of Options	Weighted- Average Exercise Price
	(In thousands)
Outstanding at January 1, 2008	79,840	$28.47
Granted	13,605	19.51
Exercised	(833)	18.11
Canceled or expired	(10,044)	32.13

Outstanding at December 31, 2008	82,568	$26.65

Exercisable at December 31, 2008	61,571	$27.95

The aggregate intrinsic value of stock options outstanding at December 31, 2008, was $2 million. The aggregate intrinsic value of stock options currently exercisable at December 31, 2008, was $2 million. Intrinsic value for stock options is calculated based on the exercise price of the underlying awards and the quoted price of Schering-Plough’s common stock as of the reporting date.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes nonvested stock option activity as of December 31, 2008, and changes during the year then ended under the current and prior plans:

	Number of Options	Weighted- Average Fair Value
	(In thousands)
Nonvested at January 1, 2008	20,135	$6.99
Granted	13,605	5.35
Vested	(9,794)	6.84
Forfeited	(2,949)	5.62

Nonvested at December 31, 2008	20,997	$6.19

Deferred Stock Units

The fair value of deferred stock units is determined based on the number of shares granted and the quoted price of Schering-Plough’s common stock at the date of grant. Deferred stock units generally vest at the end of three years provided the employee remains in the service of Schering-Plough. Expense is recognized on a straight-line basis over the vesting period. Deferred stock units are payable in an equivalent number of common shares. Expense recognized in 2008, 2007 and 2006 was $134 million, $125 million and $112 million, respectively.

Summarized information about deferred stock units outstanding at December 31, 2008, is as follows:

	Outstanding
Deferred Stock Unit Price Range	Number of Deferred Stock Units	Weighted- Average Remaining Term in Years	Weighted- Average Fair Value
	(In thousands)
$14 to $20	9,961	1.2	$19.05
Over $20	5,381	1.4	30.70

	15,342

The weighted-average fair value of deferred stock units granted in 2008, 2007 and 2006 was $18.89, $31.19 and $19.27, respectively. The total fair value of deferred stock units vested during 2008, 2007 and 2006 was $127 million, $17 million and $68 million, respectively.

As of December 31, 2008, the total remaining unrecognized compensation cost related to deferred stock units amounted to $124 million, which will be amortized over the weighted-average remaining requisite service period of 1.8 years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes deferred stock unit activity as of December 31, 2008, and changes during the year then ended under the current and prior plans:

	Number of Nonvested Deferred Stock Units	Weighted- Average Fair Value
	(In thousands)
Nonvested at January 1, 2008	17,953	$23.55
Granted	5,084	18.89
Vested	(6,141)	20.67
Forfeited	(1,554)	23.71

Nonvested at December 31, 2008	15,342	$23.14

Performance-Based Deferred Stock Units

The distribution of the performance-based deferred stock units is contingent on Schering-Plough meeting either performance and/or market conditions. One half of each performance-based stock unit grant has a performance condition and the fair value of these units is based on the closing stock price on the date of grant. The other half of each grant has a market condition and the fair value of these units is determined by using a lattice valuation model with expected volatility assumptions and other assumptions appropriate for determining fair value. Compensation expense for the performance-based stock units, which excludes dividend equivalents, is based on the fair values of the awards expected to vest based on performance measures and is recognized over the performance period. The total compensation expense recognized for the years ended 2008 and 2007 is $20 million and $14 million, respectively.

The weighted average grant-date fair value of performance-based deferred stock units granted during 2008 and 2007 was $19.35 and $23.47, respectively, and represented approximately 1,063,036 and 1,397,000 underlying shares, respectively. As of December 31, 2008, none of these units have vested.

As of December 31, 2008, unrecognized compensation cost related to these deferred stock units was $31 million, which will be amortized over the remaining weighted average requisite service period of 1.5 years. The remaining unrecognized compensation cost for the performance-based deferred stock units may vary each reporting period based on changes in the expected achievement of performance measures.

The following table summarizes performance-based deferred stock unit activity as of December 31, 2008 and changes during the year then ended:

	Number of Nonvested Performance-based Deferred Stock Units	Weighted- Average Fair Value
	(In thousands)
Nonvested at January 1, 2008	1,397	$23.47
Granted	1,063	19.35
Vested	—	—
Forfeited	(24)	23.23

Nonvested at December 31, 2008	2,436	$21.68

Liability Plans

Schering-Plough had two compensation plans for which the performance and vesting periods ended December 31, 2008. These plans were classified as liability plans under SFAS 123R, as the ultimate cash payout of these plans had been based on Schering-Plough’s stock performance as compared to the stock performance of a peer group.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Upon adoption of SFAS 123R on January 1, 2006, Schering-Plough recognized a cumulative income effect of a change in accounting principle of $22 million in order to recognize the liability plans at fair value. During the service period, income or expense amounts related to these liability plans was based on the change in fair value at each reporting date. Fair value for the plans prior to the end of the service period was estimated using a lattice valuation model using expected volatility assumptions and other assumptions appropriate for determining fair value. For the first of these liability plans, the service period concluded as of December 31, 2006 and the value of the plan became fixed. For the second of these liability plans the service period concluded as of December 31, 2008. The income or expense recognized for these liability plans in the Statements of Consolidated Operations, exclusive of the impact of the cumulative effect of a change in accounting principle, was income of $30 million in 2008 and expense of $22 million and $24 million for 2007 and 2006, respectively.

As of December 31, 2008 there was no remaining unrecognized compensation cost related to the liability plans.

7.	OTHER EXPENSE/(INCOME), NET

The components of other expense/(income), net, are as follows:

	2008	2007	2006
	(Dollars in millions)
Interest cost incurred	$555	$263	$184
Less: amount capitalized on construction	(19)	(18)	(12)

Interest expense	536	245	172
Interest income	(71)	(395)	(297)
Foreign exchange losses/(gains), net	47	(37)	2
Gain on sale of divested products	(160)	—	—
Realized gain on foreign currency options, net	—	(510)	—
Ineffective portion of interest rate swaps	—	7	—
Other, net	(17)	7	(12)

Total other expense/(income), net	$335	$(683)	$(135)

In September 2008, Schering-Plough completed its previously announced divestitures of certain Animal Health products as required by regulatory agencies in the U.S. and Europe in connection with the acquisition of OBS. As a result of these divestitures, Schering-Plough recognized a gain of $160 million ($149 million after tax). In addition, during 2008, Schering-Plough recognized a gain of $17 million ($12 million after tax) on the sale of a manufacturing site. Net cash proceeds from the divested Animal Health products were $210 million.

During 2008 and 2007, Schering-Plough participated in health care refinancing programs adopted by local government fiscal authorities in a major European market. During 2008 and 2007, Schering-Plough transferred $47 million and $173 million, respectively, of its trade accounts receivables owned by a foreign subsidiary to third-party financial institutions without recourse. The transfer of trade accounts receivable qualified as sales of accounts receivable under SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” For 2008 and 2007, the transfer of these trade accounts receivable did not have a material impact on Schering-Plough’s Statements of Consolidated Operations. Cash flows from these transactions are included in the change in accounts receivable in operating activities.

Net foreign exchange gains of $37 million in 2007 includes $101 million of foreign currency transaction exchange losses related to euro-denominated debt instruments prior to being accounted for as economic hedges of the net investment in a foreign operation. These currency exchange losses were non-cash items and are included as adjustments to reconcile net loss to net cash provided by operating activities in the Statement of Consolidated Cash Flows.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

During 2007, as part of an overall risk management strategy and in consideration of various preliminary financing scenarios associated with the acquisition of OBS, Schering-Plough purchased euro-denominated currency options (derivatives) for aggregate premiums of approximately $165 million and received proceeds of $675 million upon the termination of these options, resulting in a net realized gain of $510 million. These derivatives did not qualify for hedge accounting in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended (SFAS 133). Accordingly, the gain on these derivatives was recognized in the Statement of Consolidated Operations. These derivatives were short-term (trading) in nature and did not hedge a specific financing or investing transaction. Accordingly, the cash impacts of these derivatives were classified as operating cash flows in the Statement of Consolidated Cash Flows. These derivatives were terminated during the fourth quarter of 2007.

During 2007, Schering-Plough executed a series of interest rate swaps in anticipation of financing the acquisition of OBS. The objective of the swaps was to hedge the interest rate payments to be made on future issuances of debt. As such, the swaps were designated as cash flow hedges of future interest rate payments, and in accordance with SFAS 133, the effective portion of the gains or losses on the hedges are reported in other comprehensive income and any ineffective portion is reported in operations. In connection with the euro-denominated debt issuances as described in Note 15, “Borrowings and Other Commitments,” portions of the swaps were deemed ineffective and Schering-Plough recognized a $7 million loss in the Statement of Consolidated Operations during 2007. The effective portion of the swaps of $12 million was recorded in other comprehensive income during 2007 and is being recognized as interest expense over the life of the related debt. The cash flow impacts of these interest rate swaps were classified as operating cash flows in the Statement of Consolidated Cash Flows.

8.	INCOME TAXES

The components of consolidated income/(loss) before income taxes for the years ended December 31 are as follows:

	2008	2007	2006
	(Dollars in millions)
United States	$(207)	$(982)	$(593)
Foreign	2,256	(233)	2,098

Net income/(loss) before income taxes and including cumulative effect of a change in accounting principle	$2,049	$(1,215)	$1,505

Net income/(loss) in 2008 and 2007 include the amortization of fair values of certain assets acquired as part of the OBS acquisition. Net loss in 2007 includes a charge for acquired in-process research and development of $3.8 billion in connection with the acquisition of OBS.

Income from the cholesterol joint venture is included in the above table based on the jurisdiction in which the income is earned.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The components of income tax expense for the years ended December 31 are as follows:

	Federal	State	Foreign	Total
	(Dollars in millions)
2008
Current	$23	$24	$498	$545
Deferred	—	—	(399)	(399)

Total	$23	$24	$99	$146

2007
Current	$36	$20	$265	$321
Deferred	—	—	(63)	(63)

Total	$36	$20	$202	$258

2006
Current	$42	$25	$251	$318
Deferred	(3)	—	47	44

Total	$39	$25	$298	$362

During 2004, Schering-Plough established a valuation allowance on its net U.S. deferred tax assets, including the benefit of U.S. operating losses, as management concluded that it is not more likely than not that the benefit of the U.S. net deferred tax assets can be realized. At December 31, 2008, Schering-Plough continues to maintain a valuation allowance against its U.S. net deferred tax assets.

Schering-Plough maintains its intent to indefinitely reinvest earnings of its international subsidiaries. Schering-Plough has not provided deferred taxes on approximately $7.5 billion of undistributed foreign earnings as of December 31, 2008. Determining the tax liability that would arise if these earnings were remitted is not practicable. That liability would depend on a number of factors, including the amount of the earnings distributed and whether the U.S. operations were generating taxable profits or losses.

Deferred income taxes are provided for temporary differences between the financial reporting basis and the tax basis of Schering-Plough’s assets and liabilities. Schering-Plough’s deferred tax assets result principally from the recording of certain items that currently are not deductible for tax purposes and net operating loss and other tax credit carryforwards. Schering-Plough’s deferred tax liabilities principally result from book over tax basis differences resulting from the OBS acquisition and the use of accelerated depreciation for tax purposes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The components of Schering-Plough’s deferred tax assets and liabilities at December 31 are as follows:

	2008	2007
	(Dollars in millions)
Deferred tax assets:
NOL carryforwards	$348	$401
Other tax credit carryforwards	500	418
Post-retirement and other employee benefits	1,037	632
Inventory related	315	272
Sales return reserves	143	144
Litigation accruals	110	88
Intangible Assets	84	132
Other	235	343

Total deferred tax assets:	$2,772	$2,430

Deferred tax liabilities:
Depreciation	$(496)	$(454)
Inventory valuation	(40)	(191)
OBS Intangible Assets	(1,503)	(1,669)
Other	(53)	(111)

Total deferred tax liabilities:	$(2,092)	$(2,425)

Deferred tax valuation allowance	$(1,400)	$(1,219)

Net deferred tax (liabilities)	$(720)	$(1,214)

The deferred tax assets for net operating losses and other tax credit carryforwards principally relate to U.S. NOLs, Research and Development (R&D) tax credits, U.S. foreign tax credits and Federal Alternative Minimum Tax (AMT) credit carryforwards. At December 31, 2008, Schering-Plough had approximately $1.3 billion of U.S. NOLs for income tax purposes that are available to offset future U.S. taxable income. U.S. NOLs are U.S. operating losses adjusted for the differences between financial and tax reporting. These U.S. NOLs will expire in varying amounts between 2024 and 2028, if unused. State NOLs related to these U.S. NOLs, expire in varying amounts between 2009 and 2028. At December 31, 2008, Schering-Plough had approximately $215 million of R&D tax credits carryforwards that will expire between 2022 and 2028; $227 million of foreign tax credit carryforwards that will expire between 2011 and 2018; and $46 million of AMT tax credit carryforwards that have an indefinite life. The U.S. NOL carryforward could be materially reduced after examination of Schering-Plough’s income tax returns by the Internal Revenue Service (IRS). Schering-Plough has reduced the deferred tax assets and related valuation allowance recorded for its U.S. NOLs and tax credit carryforwards to reflect the estimated resolution of these examinations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The difference between income taxes based on the U.S. statutory tax rate and Schering-Plough’s income tax expense for the years ended December 31 was due to the following:

	2008	2007	2006
	(Dollars in millions)
Income tax expense/(benefit) at U.S. statutory rate	$717	$(425)	$527
Increase/(decrease) in taxes resulting from:
Lower rates in other jurisdictions, net	(691)	(883)	(436)
U.S. operating losses for which no tax benefit was recorded	65	165	215
Permanent differences	7	1,346	(7)
State income tax	24	20	25
Provision for other tax matters	24	35	38

Income tax at effective tax rate	$146	$258	$362

The permanent differences in 2007 are largely attributable to the acquired in-process research and development charge of $3.8 billion related to the acquisition of OBS for which no tax benefit was recorded.

The lower tax rates in other jurisdictions in 2008, 2007 and 2006, net, are primarily attributable to Schering-Plough’s manufacturing subsidiaries in Singapore, Ireland and Puerto Rico, which operate under various incentive tax grants that begin to expire in 2011. Additionally, most major countries in which Schering Plough conducts its operations have statutory tax rates less than the U.S. tax rate. Overall, income taxes primarily relate to foreign taxes and do not include any benefit related to U.S. operating losses.

Schering-Plough implemented the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” (FIN 48) as of January 1, 2007. As required by FIN 48, the cumulative effect of applying the provisions of the Interpretation was reported as an adjustment to Schering-Plough’s retained earnings balance as of January 1, 2007. Schering-Plough reduced its January 1, 2007 retained earnings by $259 million as a result of the adoption of FIN 48.

Schering-Plough’s unrecognized tax benefits result primarily from the varying application of statutes, regulations and interpretations and include exposures on intercompany terms of cross border arrangements and utilization of cash held by foreign subsidiaries (investment in U.S. property) as well as Schering-Plough’s tax matters litigation (see Note 21, “Legal, Environmental and Regulatory Matters”). At December 31, 2008 and 2007, the total amount of unrecognized tax benefits was $994 million and $859 million, respectively, which includes tax liabilities as well as reductions to deferred tax assets carrying a full valuation allowance. At December 31, 2008 and 2007, approximately $596 million and $535 million, respectively, of total unrecognized tax benefits, if recognized, would affect the effective tax rate. Management believes it is reasonably possible that total unrecognized tax benefits could decrease over the next twelve-month period up to approximately $625 million. This would be primarily attributable to a decision in the tax matter currently being litigated in Newark District Court for which a decision has not yet been rendered, possible final resolution of Schering-Plough’s 1997 through 2002 examination by the IRS and appeals and possible resolutions of various other matters. However, the timing of the ultimate resolution of Schering-Plough’s tax matters and the payment and receipt of related cash is dependent on a number of factors, many of which are outside Schering-Plough’s control.

Schering-Plough includes interest expense or income as well as potential penalties on uncertain tax positions as a component of income tax expense in the Statement of Consolidated Operations. The total amount of interest expense related to uncertain tax positions for the years ended December 31, 2008 and 2007 was $63 million and $50 million, respectively. The total amount of accrued interest related to uncertain tax positions at December 31, 2008 and 2007 was $245 million and $197 million, respectively, and are included in other accrued liabilities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The tabular reconciliation of Schering-Plough’s FIN 48 unrecognized tax benefits for the years ended December 31 is as follows:

	2008	2007
	(Dollars in millions)
At January 1	$859	$924
Additions for tax positions related to current year	115	74
Additions for tax positions related to prior years	45	46
Additions for tax positions related to acquired entities	2	37
Reductions related to amounts settled with taxing authorities	(27)	(77)
Reductions for tax positions related to prior years	—	(25)
Reductions for potential refund claims(1)	—	(120)

At December 31	$994	$859

(1)	Schering-Plough had been considering the filing of refund claims based on court decisions involving the claim of right doctrine. Two courts of appeal decisions, clarifying the law in this area made it clear that Schering-Plough would not prevail on these claims. The amount of unrecognized tax benefits has been reduced accordingly and had no impact on the net loss in 2007.

Net consolidated income tax payments, exclusive of payments related to the tax examinations and litigation discussed below, during 2008, 2007 and 2006 were $444 million, $389 million and $234 million, respectively.

During the second quarter of 2007, the IRS completed its examination of Schering-Plough’s 1997-2002 federal income tax returns. Schering-Plough is seeking resolution of an issue raised during this examination through the IRS administrative appeals process. In July 2007, Schering-Plough made a payment of $98 million to the IRS pertaining to the 1997-2002 examination. Schering-Plough remains open with the IRS for the 1997 through 2008 tax years. During 2008, the IRS commenced its examination of the 2003 — 2006 federal income tax returns. This examination is expected to be completed in 2010. For most of its other significant tax jurisdictions (both U.S. state and foreign), Schering-Plough’s income tax returns are open for examination for the period 2000 through 2008.

In October 2001, IRS auditors asserted that two interest rate swaps that Schering-Plough entered into with an unrelated party should be recharacterized as loans from affiliated companies, resulting in additional tax liability for the 1991 and 1992 tax years. In September 2004, Schering-Plough made payments to the IRS in the amount of $194 million for income tax and $279 million for interest. Schering-Plough filed refund claims for the tax and interest with the IRS in December 2004. Following the IRS’s denial of Schering-Plough’s claims for a refund, Schering-Plough filed suit in May 2005 in the U.S. District Court for the District of New Jersey for refund of the full amount of the tax and interest. This refund litigation has been tried in Newark District court and a decision has not yet been rendered. Schering-Plough’s tax reserves were adequate to cover the above-mentioned payments.

9.	RETIREMENT PLANS AND OTHER POST-RETIREMENT BENEFITS

Plan Descriptions

Schering-Plough has defined benefit pension plans covering eligible employees in the U.S. and certain foreign countries. For the largest U.S. plan (the Schering-Plough Retirement Plan), benefits for normal retirement are primarily based upon the participant’s average final earnings, years of service and Social Security income, and are modified for early retirement. Death and disability benefits are also available under the plan. Benefits become fully vested after five years of service. The plan provides for the continued accrual of credited service for employees who opt to postpone retirement and remain employed with Schering-Plough after reaching the normal retirement age.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The largest international defined-benefit plan is a Dutch plan (the Schering-Plough Pension Fund), which provides benefits for normal retirement at the age of 65 based primarily on the participant’s average earnings and years of service. The benefit takes into account a social security (equivalent) income. A postponement of retirement is not an option under local Dutch regulation, and benefits are modified for early retirement. Death and disability benefits are also available under the plan. Non-U.S. pension plans offer benefits that are competitive with local market conditions.

The defined benefit plans that were assumed by Schering-Plough as part of the OBS acquisition have been included in Schering-Plough’s consolidated results of operations and consolidated financial position after the Acquisition Date and financial position as of December 31, 2007. See Note 2, “Acquisition.”

In addition, Schering-Plough provides post-retirement medical and life insurance benefits primarily to its eligible U.S. retirees and their dependents through its post-retirement benefit plans. Certain other countries also provide post-retirement benefit plans.

Effective December 31, 2006, Schering-Plough accounts for its retirement plans and other post-retirement benefit plans (the plans) in accordance with SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” (SFAS 158). SFAS 158 requires the recognition of an asset for the overfunded plans and a liability for the underfunded plans in Schering-Plough’s consolidated balance sheets. This Statement also requires the recognition of changes in the funded status of the plans in the year in which the changes occur. As of 2007, all of Schering-Plough’s defined-benefit pension and other postretirement plans have December 31 as the measurement date.

Included in Schering-Plough’s accumulated other comprehensive loss at December 31, 2008 and 2007, was $1.6 billion ($1.3 billion, net of tax effects) and $689 million ($553 million, net of tax effects), respectively, of costs that were not recognized as components of net periodic benefit costs pursuant to SFAS No. 87, “Employers’ Accounting for Pensions” and SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions.” The components of these costs at December 31, 2008 and 2007, were as follows:

	Retirement Plans		Other Post-Retirement Benefits
	2008	2007	2008	2007
	(Dollars in millions)
Actuarial loss	$1,374	$447	$267	$223
Prior service cost/(credit)	48	58	(122)	(39)

Total	$1,422	$505	$145	$184

The actuarial losses primarily represent the cumulative difference between the actuarial assumptions and the actual returns from plan assets, changes in discount rates and plans’ experience. Total loss amounts, net in excess of certain thresholds, are amortized into net pension and other post-retirement benefit cost over the average remaining service life of employees. The amounts in accumulated other comprehensive loss that are expected to be recognized as components of net periodic costs during 2009 are as follows:

	Retirement Plans	Other Post-Retirement Benefits
	(Dollars in millions)
Actuarial loss recognition	$44	$10
Prior service cost/(credit) recognition	7	(15)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Actuarial Assumptions

The consolidated weighted average assumptions used to determine benefit obligations at December 31 were:

	Retirement Plans		Other Post-Retirement Benefits
	2008	2007	2008		2007
U.S. Benefit Plans
Discount rate	6.25%	6.4%	6.25%		6.5%
Rate of increase in future compensation	4.0%	4.0%	N/A		N/A
International Benefit Plans
Discount rate	5.3%	5.3%	10.25	%(1)	7.4%
Rate of increase in future compensation	3.3%	3.4%	N/A		N/A

(1)	Schering-Plough’s International Other Post-Retirement Benefit Plans are in Argentina, Brazil, Canada and South Africa.

The assumptions above were used to develop the benefit obligations at year-end.

The consolidated weighted average assumptions used to determine net benefit costs for the years ended December 31 were:

	Retirement Plans			Other Post-Retirement Benefits
	2008	2007	2006	2008	2007	2006
U.S. Benefit Plans
Discount rate	6.4%	6.0%	5.7%	6.5%	6.0%	5.8%
Long-term expected rate of return on plan assets	8.5%	8.5%	8.5%	7.5%	7.5%	7.5%
Rate of increase in future compensation	4.0%	4.0%	4.0%	N/A	N/A	N/A
International Benefit Plans
Discount rate	5.3%	4.1%	4.1%	7.4%	6.1%	5.5%
Long-term expected rate of return on plan assets	6.2%	5.7%	5.6%	N/A	N/A	N/A
Rate of increase in future compensation	3.4%	3.5%	3.6%	N/A	N/A	N/A

The assumptions used to determine net periodic benefit costs for each year are established at the end of each previous year while the assumptions used to determine benefit obligations are established at each year-end. The net periodic benefit costs and the actuarial present value of the benefit obligations are based on actuarial assumptions that are determined annually based on an evaluation of long-term trends, as well as market conditions that may have an impact on the cost of providing retirement benefits.

The long-term expected rates of return on plan assets are derived from return assumptions determined for each of the major asset classes: equities, fixed income and real estate, on a proportional basis. The return expectations for each of these asset classes are based largely on assumptions about economic growth and inflation, which are supported by long-term historical data.

The weighted average assumed healthcare cost trend rate used for post-retirement measurement purposes is 10.6 percent for 2009, trending down to 5.2 percent by 2018. A 1 percent increase in the assumed healthcare cost trend rate would increase combined post-retirement service and interest cost by $11 million and the post-retirement benefit obligation by $90 million. A 1 percent decrease in the assumed health care cost trend rate would decrease combined post-retirement service and interest cost by $9 million and the post-retirement benefit obligation by $73 million.

Average retirement age is assumed based on the annual rates of retirement experienced by Schering-Plough.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Components of Net Periodic Benefit Costs

The net pension and other post-retirement periodic benefit costs totaled $304 million, $223 million and $204 million in 2008, 2007 and 2006, respectively.

The components of net pension and other post-retirement periodic benefit costs were as follows:

	Retirement Plans			Other Post-Retirement Benefits
	2008	2007	2006	2008	2007	2006
	(Dollars in millions)
Service cost	$213	$137	$119	$27	$21	$18
Interest cost	231	135	113	39	29	26
Expected return on plan assets	(234)	(135)	(113)	(12)	(13)	(13)
Amortization, net	26	43	44	5	4	6
Termination benefits	3	—	—	2	—	—
Settlements	7	2	4	(3)	—	—

Net pension and other post-retirement periodic benefit costs	$246	$182	$167	$58	$41	$37

The net pension and other post-retirement periodic benefit cost attributable to U.S. retirement and other post-employment benefit plans was $180 million in 2008, $157 million in 2007 and $153 million in 2006.

Benefit Obligations

The components of the changes in the benefit obligations were as follows:

	Retirement Plans		Other Post-Retirement Benefits
	2008	2007	2008	2007
	(Dollars in millions)
Benefit obligations at beginning of year	$4,025	$2,369	$630	$509
Service cost	213	137	27	21
Interest cost	231	135	39	29
Medicare drug subsidy received	—	—	3	2
Participant contributions	23	10	5	4
Effects of exchange rate changes	(198)	51	(3)	1
Benefits paid	(161)	(108)	(30)	(27)
Acquisitions/plan transfers	8	1,597	9	75
Actuarial(gains)/losses (including assumption change)	173	(165)	(2)	17
Change in measurement date	(88)	4	—	—
Plan amendments	1	3	(91)	(1)
Termination benefits	3	—	2	—
Curtailment	(21)	—	(5)	—
Settlement	(5)	(8)	—	—

Benefit obligations at end of year	$4,204	$4,025	$584	$630

Benefit obligations of overfunded plans	$23	$250	$—	$—
Benefit obligations of underfunded plans	4,181	3,775	584	630

The benefit obligations of U.S. plans for retirement benefits and other post-retirement benefits was $2.6 billion in 2008 and $2.5 billion in 2007.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Funded Status and Balance Sheet Presentation

The components of the changes in plan assets were as follows:

	Retirement Plans		Other Post-Retirement Benefits
	2008	2007	2008	2007
	(Dollars in millions)
Fair value of plan assets, primarily stocks and bonds, at beginning of year	$3,293	$1,673	$181	$189
Actual (loss)/gain on plan assets	(610)	101	(49)	13
Employer contributions	247	196	3	2
Participant contributions	23	10	5	4
Acquisitions/plan transfers	3	1,388	—	—
Change in measurement date	(73)	—
Effects of exchange rate changes	(150)	41	—	—
Settlements	(11)	(8)	—	—
Benefits paid	(161)	(108)	(29)	(27)

Fair value of plan assets at end of year	$2,561	$3,293	$111	$181

Plan assets of overfunded plans	$26	$292	$—	$—
Plan assets of underfunded plans	2,535	3,001	111	181

The fair value of U.S. pension and other post-retirement benefits plan assets were $1.1 billion in 2008 and $1.6 billion in 2007.

The reduction in the fair value of plan assets at December 31, 2008, as compared to December 31, 2007, is due to conditions in the worldwide debt and equity markets, which deteriorated significantly during 2008. These conditions have had a negative effect on the fair value of plan assets.

In addition to the plan assets indicated above, at December 31, 2008 and 2007, securities investments of $42 million and $75 million, respectively, were held in a non-qualified trust designated to provide pension benefits for certain underfunded plans.

In accordance with SFAS No. 158, at December 31, 2008 and 2007, the net asset of the overfunded plans was $3 million and $42 million, respectively, all of which related to Schering-Plough’s retirement plans, and is included in other long-term assets in the accompanying consolidated balance sheets. The net liability from the underfunded plans at December 31, 2008 and 2007, totaled $2.1 billion and $1.2 billion, respectively, as follows:

	Retirement Plan		Other Post-Retirement Benefits
	2008	2007	2008	2007
	(Dollars in millions)
Accrued compensation (current)	$28	$18	$1	$4
Other long-term liabilities	1,618	756	472	445

Total	$1,646	$774	$473	$449

At December 31, 2008 and 2007, the accumulated benefit obligations (ABO) for the retirement plans were $3.7 billion and $3.6 billion, respectively. The aggregated accumulated benefit obligations and fair values of plan assets for retirement plans with accumulated benefit obligations in excess of plan assets were $3.4 billion and $2.2 billion, respectively, at December 31, 2008, and $2.7 billion and $2.2 billion, respectively, at December 31, 2007.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Plan Assets at Fair Value

The asset allocation for the consolidated retirement plans at December 31, 2008 and 2007, and the target allocation for 2009 are as follows:

	Target Allocation 2009	Percentage of Plan Assets at December 31,
Asset Category		2008	2007
Equity securities	54%	49%	54%
Debt securities	39	44	39
Real estate	7	7	7

Total	100%	100%	100%

The asset allocation for the post-retirement benefit trusts at December 31, 2008 and 2007, and the target allocation for 2009 are as follows:

	Target Allocation 2009	Percentage of Plan Assets at December 31,
Asset Category		2008	2007
Equity securities	70%	69%	75%
Debt securities	30	31	25

Total	100%	100%	100%

Schering-Plough’s investments related to these plans are broadly diversified, consisting primarily of equities and fixed income securities, with an objective of generating long-term investment returns that are consistent with an acceptable level of overall portfolio market value risk. The assets are periodically rebalanced back to the target allocations.

Estimated Future Benefit Payments

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

	Retirement Plans	Other Post-retirement Benefits
	(Dollars in millions)
2009	165	34
2010	149	34
2011	160	36
2012	172	37
2013	197	39
Years 2014-2018	1,084	224

Schering-Plough’s practice is to fund qualified pension plans at least at sufficient amounts to meet the minimum requirements set forth in applicable laws. Schering-Plough expects to contribute approximately $350 million to its retirement plans during 2009, including approximately $200 million to the U.S. Schering-Plough Retirement Plan.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Defined Contribution Plans

Schering-Plough maintains defined contribution savings plans in the U.S., including a plan acquired as part of the OBS acquisition. For the largest U.S. plan, Schering-Plough makes contributions to the plan equal to 3 percent of eligible employee earnings, plus a matching contribution of up to 2 percent of eligible employee earnings based on employee contributions. The total Schering-Plough contributions to these plans in 2008, 2007 and 2006 were $96 million, $77 million, and $70 million respectively.

Schering-Plough also maintains defined contribution retirement plans in various other jurisdictions. Schering-Plough’s contributions to these plans in 2008 and 2007 were not material.

10.	EARNINGS/(LOSS) PER COMMON SHARE

The following table reconciles the components of the basic and diluted earnings/(loss) per share computations:

	2008	2007	2006
	(Dollars and shares in millions)
EPS numerator:
Net income/(loss) available to common shareholders	$1,753	$(1,591)	$1,057
EPS Denominator:
Weighted average shares outstanding for basic EPS	1,625	1,536	1,482
Dilutive effect of options and deferred stock units	10	—	9

Average shares outstanding for diluted EPS	1,635	1,536	1,491

For the years ended December 31, 2008 and 2007, approximately 91 million common shares obtainable upon conversion of the 2007 mandatory convertible preferred stock were excluded from the computation of diluted earnings/(loss) per common share because their effect would have been antidilutive.

During the third quarter of 2007, Schering-Plough’s 2004 mandatory convertible preferred stock converted into 65 million common shares. These common shares are included in the weighted average shares calculation for the period after conversion.

For the years ended December 31, 2007 and 2006, 45 million and 65 million common shares, respectively, obtainable upon conversion of the 2004 mandatory convertible preferred stock were excluded from the computation of diluted earnings/(loss) per common share because their effect would have been antidilutive on a weighted average basis for the period prior to conversion.

The common shares issuable under Schering-Plough’s stock incentive plans that were excluded from the computation of diluted earnings/(loss) per common share because of their antidilutive effect would have been 61 million, 100 million and 48 million, respectively, for the years ended December 31, 2008, 2007 and 2006, respectively.

Schering-Plough issued 57,500,000 of common shares on August 15, 2007. These common shares are included in the weighted-average shares calculation for the period after issuance. See Note 18 “Shareholders’ Equity,” for additional information.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	ACCUMULATED OTHER COMPREHENSIVE LOSS

The components of accumulated other comprehensive loss at December 31, 2008 and 2007, were as follows:

	2008	2007
	(Dollars in millions)
Foreign currency translation adjustment	$(563)	$13
Pension and other post-retirement liabilities, net of tax effects, in accordance with SFAS No. 158 provisions	(1,321)	(553)
Accumulated derivative loss	(10)	(12)
Unrealized (loss)/gain on investments available for sale, net of tax	(19)	18

Total	$(1,913)	$(534)

Included in the foreign currency translation adjustment during 2008 and 2007 are gains of $161 million and a loss of $23 million, respectively, from Schering-Plough’s euro-denominated debt instruments which have been designated as, and are effective as, economic hedges of the net investment in a foreign operation.

During 2007, Schering-Plough executed a series of interest rate swaps in anticipation of financing the acquisition of OBS. The objective of the swaps was to hedge the interest rate payments to be made on future issuances of debt. As such, the swaps were designated as cash flow hedges of future interest rate payments, and in accordance with SFAS 133, the effective portion of the gains or losses on the hedges are reported in other comprehensive income, and any ineffective portion is reported in operations. The effective portion of the swaps of $12 million was recorded in other comprehensive income and is being recognized as interest expense over the life of the related debt. During the years ended December 31, 2008 and 2007, $2 million and $1 million, respectively of the effective portion of the interest rate swaps was recognized as interest expense. $2 million is expected to be recognized as interest expense during 2009.

Gross unrealized pre-tax loss on investments in 2008 were $37 million, and in 2007, a gain of $1 million.

12.	INVENTORIES

Inventories consisted of the following at December 31:

	2008	2007
	(Dollars in millions)
Finished products	$1,212	$1,823
Goods in process	1,428	1,729
Raw materials and supplies	679	617

Total inventories and inventory classified in other non-current assets	$3,319	$4,169

The overall decrease in total inventories was primarily due to the amortization of the fair value step-up recorded as part of the OBS acquisition of which $889 million and $258 million for 2008 and 2007 respectively, are included in Depreciation and amortization in the consolidated statements of cash flows.

Included in other assets at December 31, 2008 and 2007, is $205 million and $96 million, respectively, of inventory not expected to be sold within one year.

Inventories valued on a last-in, first-out (LIFO) basis comprised approximately 13 percent and 9 percent of total inventories at December 31, 2008 and 2007, respectively. The estimated replacement cost of total inventories at December 31, 2008 and 2007, was $3.4 billion and $4.2 billion, respectively. The cost of all other inventories is determined by the first-in, first-out method (FIFO).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.	GOODWILL AND OTHER INTANGIBLE ASSETS

As part of the purchase accounting for the acquisition of OBS, Schering-Plough recorded $2.7 billion of goodwill, of which $1.8 billion has been assigned to the Prescription Pharmaceuticals segment, and $873 million has been assigned to the Animal Health segment. None of the goodwill related to the OBS acquisition is deductible for income tax purposes.

The following table summarizes goodwill activity during the years ending December 31,

	2008				2007
	Prescription Pharmaceuticals	Animal Health	Consumer Health Care	Total	Prescription Pharmaceuticals	Animal Health	Consumer Health Care	Total
	(Dollars in millions)
Goodwill balance January 1	$1,867	$1,063	$7	$2,937	$28	$171	$7	$206
Acquisitions	—	—	—	—	1,828	888	—	2,716
Foreign exchange	(89)	(26)	—	(115)	11	4	—	15
Adjustments to OBS purchase accounting	(29)	(15)	—	(44)	—	—	—	—

Goodwill balance December 31	$1,749	$1,022	$7	$2,778	$1,867	$1,063	$7	$2,937

The components of other intangible assets, net, are as follows at December 31:

	2008			2007
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
	(Dollars in millions)
Patents	$3,803	$418	$3,385	$4,050	$55	$3,995
Trademarks	2,756	180	2,576	2,851	67	2,784
Licenses and other	796	603	193	740	515	225

Total other intangible assets	$7,355	$1,201	$6,154	$7,641	$637	$7,004

Patents, trademarks and licenses are amortized on the straight-line method over their respective useful lives. The residual value of intangible assets is estimated to be zero.

During 2007, as part of the purchase accounting for the acquisition of OBS, Schering-Plough recorded $6.8 billion of other intangible assets. See Note 2, “Acquisition,” for additional information.

Amortization expense related to other intangible assets in 2008, 2007 and 2006 was $570 million, $107 million and $47 million, respectively, and is included in cost of sales in the Statement of Consolidated Operations. All intangible assets are reviewed to determine their recoverability by comparing their carrying values to their expected undiscounted future cash flows when events or circumstances warrant such a review. Annual amortization expenses related to these intangible assets for the years 2009 to 2013 is expected to be approximately $570 million.

14.	PRODUCT LICENSES

In December 2007, Schering-Plough and Centocor revised their distribution agreement regarding the development, commercialization and distribution of both REMICADE and golimumab, extending Schering-Plough’s rights to exclusively market REMICADE to match the duration of Schering-Plough’s exclusive marketing rights for golimumab. Effective upon regulatory approval of golimumab in the EU, Schering-Plough’s marketing rights for both products will now extend for 15 years after the first commercial sale of golimumab within the EU. Centocor will receive a progressively increased share of profits on Schering-Plough’s distribution of both products in the Schering-Plough marketing territory between 2010 and 2014, and the share of profits will remain fixed thereafter for the remainder of the term.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The changes to the duration of REMICADE marketing rights and the profit sharing arrangement for the products are all conditioned on approval of golimumab being granted prior to September 1, 2014. Schering-Plough may independently develop and market golimumab for a Crohn’s disease indication in its territories, with an option for Centocor to participate. In addition, Schering-Plough and Centocor agreed to utilize an autoinjector device in the commercialization of golimumab and further agreed to share its development costs. For the rights to this device, Schering-Plough made an upfront payment of $21 million, which is included in research and development expenses in the accompanying statement of consolidated operations for the year ended December 31, 2007.

15.	BORROWINGS AND OTHER COMMITMENTS

Short and Long-Term Borrowings

Schering-Plough’s outstanding borrowings at December 31, 2008 and 2007, are as follows:

	2008	2007
	(Dollars in millions)
Short-term
Commercial paper	$—	$149
Other short-term borrowings and current portion of long-term debt	244	310
Current portion of capital leases	1	2

Total short-term borrowings	$245	$461

Long-term
5.00% senior unsecured euro-denominated notes due 2010	$698	$736
Floating rate unsecured euro-denominated term loan due 2012	698	1,619
5.30% senior unsecured notes due 2013	1,247	1,247
5.375% senior unsecured euro-denominated notes due 2014	2,090	2,205
6.00% senior unsecured notes due 2017	995	995
6.50% senior unsecured notes due 2033	1,143	1,143
6.55% senior unsecured notes due 2037	994	994
Capital leases	19	24
Other long-term borrowings	47	56

Total long-term borrowings	$7,931	$9,019

Schering-Plough’s short-term borrowings consist primarily of bank loans and commercial paper issued in the U.S. The weighted average interest rate on short-term borrowings was 7.1 percent and 7.9 percent at December 31, 2008 and 2007, respectively.

Senior unsecured notes

On October 1, 2007, Schering-Plough issued Euro 500 million aggregate principal amount of 5.00 percent senior unsecured euro-denominated notes due 2010 and Euro 1.5 billion aggregate principal amount of 5.375 percent senior unsecured euro-denominated notes due 2014. The net proceeds from this offering were approximately $2.8 billion. Interest on the notes is payable annually. The effective interest rate on the 5.00 percent senior unsecured euro-denominated notes and the 5.375 percent senior unsecured euro-denominated notes, which incorporates the initial discount, debt issuance fees and the impact of interest rate hedges, is 5.10 percent and 5.46 percent, respectively. The interest rate payable on these notes is not subject to adjustment. The notes generally restrict Schering-Plough from creating or assuming liens or entering into sale and leaseback transactions unless the aggregate outstanding indebtedness secured by any such liens and related to any such sale and leaseback transactions does not exceed 10 percent of consolidated net tangible assets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

These notes are redeemable in whole or in part, at Schering-Plough’s option at any time, at a redemption price specified in the prospectus. If a change of control triggering event occurs, under certain circumstances, as defined in the prospectus, holders of the notes will have the right to require Schering-Plough to repurchase all or any part of the notes for a cash payment equal to 101 percent of the aggregate principal amount of the notes repurchased plus accrued and unpaid interest, if any, to the date of purchase.

On September 17, 2007, Schering-Plough issued $1.0 billion aggregate principal amount of 6.00 percent senior unsecured notes due 2017 and $1.0 billion aggregate principal amount of 6.55 percent senior unsecured notes due 2037. The net proceeds from this offering were approximately $2.0 billion. Interest on the notes is payable semi-annually. The effective interest rate on the 6.00 percent senior unsecured notes and the 6.55 percent senior unsecured notes, which incorporates the initial discount and debt issuance fees, is 6.13 percent and 6.67 percent, respectively. The interest rate payable on these notes is not subject to adjustment. The notes generally restrict Schering-Plough from creating or assuming liens or entering into sale and leaseback transactions unless the aggregate outstanding indebtedness secured by any such liens and related to any such sale and leaseback transactions does not exceed 10 percent of consolidated net tangible assets. These notes are redeemable in whole or in part, at Schering-Plough’s option at any time, at a redemption price equal to the greater of (1) 100 percent of the principal amount of such notes and (2) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the redemption date on a semiannual basis using the rate of Treasury Notes with comparable remaining terms plus 25 basis points for the 2017 notes or 30 basis points for the 2037 notes. If a change of control triggering event occurs, under certain circumstances, as defined in the prospectus, holders of the notes will have the right to require Schering-Plough to repurchase all or any part of the notes for a cash payment equal to 101 percent of the aggregate principal amount of the notes repurchased plus accrued and unpaid interest, if any, to the date of purchase.

Schering-Plough used the net proceeds from the issuance of these senior unsecured notes to fund a portion of the purchase price for the OBS acquisition. See Note 2, “Acquisition.”

On November 26, 2003, Schering-Plough issued $1.25 billion aggregate principal amount of 5.3 percent senior unsecured notes due 2013 and $1.15 billion aggregate principal amount of 6.5 percent senior unsecured notes due 2033. The net proceeds from this offering were $2.37 billion. Interest on the notes is payable semi-annually and subject to rate adjustment as follows: If the rating assigned to a particular series of notes by either Moody’s Investors Service, Inc. (Moody’s) or Standard & Poor’s Rating Services (S&P) changes to a rating set forth below, the interest rate payable on that series of notes will be the initial interest rate (5.3 percent for the notes due 2013 and 6.5 percent for the notes due 2033) plus the additional interest rate set forth below by Moody’s and S&P:

Additional Interest Rate	Moody’s Rating	S&P Rating
0.25%	Baa1	BBB+
0.50%	Baa2	BBB
0.75%	Baa3	BBB–
1.00%	Ba1 or below	BB+ or below

In no event will the interest rate for any of the notes increase by more than 2 percent above the initial coupon rates of 5.3 percent and 6.5 percent, respectively. If either Moody’s or S&P subsequently upgrades its ratings, the interest rates will be correspondingly reduced, but not below 5.3 percent or 6.5 percent, respectively. Furthermore, the interest rate payable on a particular series of notes will return to 5.3 percent and 6.5 percent, respectively, and the rate adjustment provisions will permanently cease to apply if, following a downgrade by either Moody’s or S&P below A3 or A-, respectively, the notes are subsequently rated above Baa1 by Moody’s and BBB+ by S&P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Upon issuance, the notes were rated A3 by Moody’s and A+ by S&P. On July 14, 2004, Moody’s lowered its rating of the notes to Baa1 and, accordingly, the interest payable on each note increased by 25 basis points, effective December 1, 2004, resulting in a 5.55 percent interest rate payable on the notes due 2013, and a 6.75 percent interest rate payable on the notes due 2033. At December 31, 2008, the notes were rated Baa1 by Moody’s and A- by S&P.

These senior unsecured notes are redeemable in whole or in part, at Schering-Plough’s option at any time, at a redemption price equal to the greater of (1) 100 percent of the principal amount of such notes and (2) the sum of the present values of the remaining scheduled payments of principal and interest discounted using the rate of Treasury Notes with comparable remaining terms plus 25 basis points for the 2013 notes or 35 basis points for the 2033 notes.

Term Loan

On October 24, 2007, Schering-Plough entered into a five-year senior unsecured euro-denominated term loan facility with a syndicate of banks. On October 31, 2007, Schering-Plough drew Euro 1.1 billion ($1.6 billion) on this term loan to fund a portion of the purchase price for the OBS acquisition. See Note 2, “Acquisition,” for additional information. This term loan has a floating interest rate (5.06% and 4.95% weighted average rates for 2008 and 2007, respectively) and requires Schering-Plough to maintain a net debt to total capital ratio of no more than 65 percent through 2009 and 60 percent thereafter, in which net debt equals total debt less cash, cash equivalents, short-term investments and marketable securities and total capital equals the sum of total debt and total shareholders’ equity excluding the cumulative effect of acquired in-process research and development in connection with any acquisition consummated after the closing of the term loan. The term loan also generally restricts Schering-Plough from creating or assuming liens or entering into sale and leaseback transactions unless the aggregate outstanding indebtedness secured by any such liens and related to any such sale and leaseback transactions does not exceed 12 percent of consolidated net tangible assets. During 2008, Schering-Plough made early principal repayments of Euro 600 million. No prepayment penalty was incurred relating to these principal repayments.

In addition, Schering-Plough’s international subsidiaries had approximately $578 million available in unused lines of credit, most of which are uncommitted, from various financial institutions at December 31, 2008.

Aggregate Amount of Maturities

The aggregate amount of maturities for all long-term debt at December 31, 2008, for each of the next five years and thereafter are as follows:

	2009	2010	2011	2012	2013	Thereafter
	(Dollars in millions)
Long-term debt	—	$703	$19	$720	$1,253	$5,236

Credit Facilities

On August 9, 2007, Schering-Plough entered into a $2.0 billion revolving credit agreement with a syndicate of banks and terminated its $1.5 billion credit facility that was to mature in May 2009. This credit facility has a floating interest rate, matures in August 2012 and requires Schering-Plough to maintain a net debt to total capital ratio of no more than 65 percent through 2009 and 60 percent thereafter, in which net debt equals total debt less cash, cash equivalents, short-term investments and marketable securities and total capital equals the sum of total debt and total shareholders’ equity excluding the cumulative effect of acquired in-process research and development in connection with any acquisition consummated after the closing of the credit facility. The credit facility also generally restricts Schering-Plough from creating or assuming liens or entering into sale and leaseback transactions unless the aggregate outstanding indebtedness secured by any such liens and related to any such sale and leaseback transactions does not exceed 12 percent of consolidated net tangible assets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

This credit line is available for general corporate purposes and is considered as support to Schering-Plough’s commercial paper borrowings. Borrowings under this credit facility may be drawn by the U.S. parent company or by its wholly-owned international subsidiaries when accompanied by a parent guarantee. This facility does not require compensating balances, however, a nominal commitment fee is paid. As of December 31, 2008 and 2007, no borrowings were outstanding under this facility.

Other Commitments

Total rent expense amounted to $258 million, $156 million and $118 million in 2008, 2007 and 2006, respectively. Future annual minimum rental commitments in the next five years on non-cancelable operating leases as of December 31, 2008, are as follows: 2009, $165 million; 2010, $130 million; 2011, $88 million; 2012, $55 million; and 2013, $44 million, with aggregate minimum lease obligations of $76 million due thereafter.

At December 31, 2008, Schering-Plough has commitments totaling $106 million and $1 million related to capital expenditures to be made in 2009 and 2010, respectively.

16.	FINANCIAL INSTRUMENTS

SFAS 133 requires all derivatives to be recorded on the balance sheets at fair value. In addition, this Statement also requires: (1) the effective portion of qualifying cash flow hedges be recognized in income when the hedged item affects income; (2) changes in the fair value of derivatives that qualify as fair value hedges, along with the change in the fair value of the hedged risk, be recognized as they occur; and (3) changes in the fair value of derivatives that do not qualify for hedge treatment, as well as the ineffective portion of qualifying hedges, be recognized in the statements of consolidated operations as they occur.

Risks, Policy and Objectives

Schering-Plough is exposed to market risk, primarily from changes in foreign currency exchange rates and, to a lesser extent, from interest rate and equity price changes. Currently, Schering-Plough has not deemed it cost effective to engage in a formula-based program of hedging the profits and cash flows of international operations using derivative financial instruments, but on a limited basis, Schering-Plough will hedge selective foreign currency risks with derivatives. Because Schering-Plough’s international subsidiaries purchase significant quantities of inventory payable in U.S. dollars, managing the level of inventory and related payables and the rate of inventory turnover can provide a natural level of protection against adverse changes in exchange rates. Furthermore, the risk of adverse exchange rate change is somewhat mitigated by the fact that Schering-Plough’s international operations are widespread.

Schering-Plough’s senior unsecured euro-denominated notes and euro-denominated term loan have been designated as, and are effective as, economic hedges of the net investment in a foreign operation. In accordance with SFAS No. 52, “Foreign Currency Translation,” the foreign currency transaction gains or losses on these euro-denominated debt instruments are included in foreign currency translation adjustment within other comprehensive income.

During 2007, as part of an overall risk management strategy and in consideration of various preliminary financing scenarios associated with the acquisition of OBS, Schering-Plough purchased euro-denominated currency options to mitigate its exposure in the event there was a significant strengthening in the Euro as compared to the U.S. Dollar. Schering-Plough purchased the options for aggregate premiums of approximately $165 million and received proceeds of $675 million upon the termination of these options, resulting in a net realized gain of $510 million. These derivatives did not qualify for hedge accounting in accordance with SFAS 133. Accordingly, the gain on these derivatives was recognized in the Statement of Consolidated Operations. These derivatives were short-term (trading) in nature and did not hedge a specific financing or investment transaction. Accordingly, the cash impacts of these derivatives were classified as operating cash flows in the Statement of Consolidated Cash Flows. See Note 7, “Other (Income)/Expense, Net.” As of December 31, 2008 and 2007, there were no open foreign currency option contracts.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

During 2007, Schering-Plough executed a series of interest rate swaps in anticipation of financing the acquisition of OBS. The objective of the swaps was to hedge the interest rate payments to be made on future issuances of debt. As such, the swaps were designated as cash flow hedges of future interest payments, and in accordance with SFAS 133, the effective portion of the gains or losses on the hedges are reported in other comprehensive income, and any ineffective portion was reported in operations. In connection with the euro-denominated debt issuances as described in Note 15, “Borrowings and Other Commitments,” portions of the swaps were deemed ineffective, and Schering-Plough recognized a $7 million loss in the Statement of Consolidated Operations. The effective portion of the swaps of $12 million were recorded in other comprehensive income in 2007 and is being recognized as interest expense over the life of the related debt. The cash flows related to these interest rate swaps were classified as operating cash flows in the Statement of Consolidated Cash Flows. See Note 7, “Other Expense/(Income), Net.” As of December 31, 2008 and 2007, there were no open interest rate swaps.

Schering-Plough mitigates credit risk on derivative instruments by dealing only with counterparties considered to be of high credit quality. Accordingly, Schering-Plough does not anticipate loss for non-performance. Schering-Plough does not enter into derivative instruments in a manner to generate trading profits. Schering-Plough classifies cash flows from derivatives accounted for as hedges in the same category as the item being hedged.

Fair value of financial instruments

The table below presents the carrying values and estimated fair values for certain of Schering-Plough’s financial instruments at December 31, 2008 and 2007. Estimated fair values were determined based on market prices, where available, or dealer quotes. The carrying values of all other financial instruments, including cash and cash equivalents, approximated their estimated fair values at December 31, 2008 and 2007.

	2008		2007
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
	(Dollars in millions)
ASSETS:
Short-term investments	$5	$5	$32	$32
Long-term investments	157	157	200	200

LIABILITIES:
Short-term borrowings and current portion of long-term debt	$245	$245	$461	$461
Long-term debt	7,931	7,891	9,019	9,130

Long-term Investments

Long-term investments, which are included in other non-current assets, primarily consist of debt and equity securities held in non-qualified trusts to fund long-term employee benefit obligations. The long-term employee benefit obligations are included as liabilities in the Consolidated Balance Sheets. These assets can only be used to fund the related employee benefit obligations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

17.	FAIR VALUE MEASUREMENTS

Schering-Plough’s Consolidated Balance Sheet at December 31, 2008, includes the following assets and liabilities that are measured at fair value on a recurring basis:

	Total Fair Value at December 31, 2008	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(Dollars in millions)
Assets
Securities held for employee compensation	$107	$107	$—	$—
Other	18	5	13	—

Total assets	$125	$112	$13	$—

Liabilities
Foreign currency exchange contract	3	—	3	—

Total liabilities	$3	$—	$3	$—

The majority of Schering-Plough’s assets and liabilities measured at fair value on a recurring basis are measured using unadjusted quoted prices in active markets for identical items (Level 1) as inputs, multiplied by the number of units held at the balance sheet date. As of December 31, 2008, assets and liabilities with fair values measured using significant other observable inputs (Level 2) include measurements using quoted prices for identical items in markets that are not active and measurements using inputs that are derived principally from or corroborated by observable market data.

18.	SHAREHOLDERS’ EQUITY

Preferred Shares

As of December 31, 2008, Schering-Plough has authorized 50,000,000 shares of preferred stock that consists of 11,500,000 preferred shares designated as 6 percent Mandatory Convertible Preferred Stock and 38,500,000 preferred shares whose designations have not yet been determined. As of December 31, 2008, 10,000,000 of the shares of 6 percent Mandatory Convertible Preferred Stock are issued and outstanding.

2007 Mandatory Convertible Preferred Stock

On August 15, 2007, Schering-Plough issued 10,000,000 shares of 6 percent Mandatory Convertible Preferred Stock (the 2007 Preferred Stock) with a face value of $2.5 billion. Net proceeds to Schering-Plough were approximately $2.4 billion after deducting commissions, discounts and other underwriting expenses. Schering-Plough used the net proceeds from the sale of the 2007 Preferred Stock to fund a portion of the purchase price for the OBS acquisition. See Note 2, “Acquisition,” for additional information.

Each share of the 2007 Preferred Stock will automatically convert into between 7.4206 and 9.0909 common shares of Schering-Plough depending on the average closing price of Schering-Plough’s common shares over the 20 trading day period ending on the third trading day prior to the mandatory conversion date of August 13, 2010, as defined in the prospectus. The preferred shareholders may elect to convert at any time prior to August 13, 2010, at the minimum conversion ratio of 7.4206 common shares per share of the 2007 Preferred Stock. Additionally, if at any time prior to the mandatory conversion date the closing price of Schering-Plough’s common shares exceeds $50.53 (for at least 20 trading days within a period of 30 consecutive trading days), Schering-Plough may elect to cause the conversion of all, but not less than all, of the 2007 Preferred Stock then outstanding at the same minimum conversion ratio of 7.4206 common shares for each share of 2007 Preferred Stock. These shares have a liquidation preference of $250 per share, plus an amount equal to the sum of all accrued cumulated and unpaid dividends.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The 2007 Preferred Stock accrues dividends at an annual rate of 6 percent on shares outstanding. The dividends are cumulative from the date of issuance, and, to the extent Schering-Plough is legally permitted to pay dividends and the Board of Directors declares a dividend payable, Schering-Plough will pay dividends on each dividend payment date. The dividend payment dates are February 15, May 15, August 15 and November 15 of each year, with the first dividend to be paid on November 15, 2007.

2004 Mandatory Convertible Preferred Stock

During the year ended December 31, 2007, all shares of 6 percent Mandatory Convertible Preferred Stock issued on August 10, 2004 (the 2004 Preferred Stock) were converted into 64,584,929 shares of Schering-Plough common stock. Following conversion, all 28,750,000 shares of 2004 Preferred Stock resumed their status as authorized and unissued preferred stock, undesignated as to series and available for future issuance.

Equity Issuance and Treasury Shares

On August 15, 2007, Schering-Plough issued 57,500,000 common shares from treasury shares at $27.50 per share. Net proceeds to Schering-Plough were approximately $1.5 billion after deducting commissions, discounts and other underwriting expenses. Schering-Plough used the net proceeds from the sale of the common shares to fund a portion of the purchase price for the OBS acquisition. See Note 2, “Acquisition,” for additional information.

A summary of treasury share transactions for the years ended December 31 is as follows:

	2008	2007	2006
	(Shares in millions)
Share balance at January 1	490	547	550
Issuance of common shares	—	(57)	—
Stock incentive plans activities	2	—	(3)

Share balance at December 31	492	490	547

Included in the treasury share balance is 70.2 million shares that were acquired by a subsidiary of Schering-Plough through an open-market purchase program in 1994-1995. These shares are not considered treasury shares under New Jersey law; however, like treasury shares, they may not be voted and are not considered outstanding shares for determining the necessary votes to approve a matter submitted to a stockholder vote. The subsidiary does not receive dividends on these shares.

Effective September 17, 2007, the Board of Directors of Schering-Plough adopted an amended and restated certificate of incorporation, reflecting both the automatic conversion of the 2004 Preferred Stock issued into shares of common stock on September 14, 2007, and the terms of the 2007 Preferred Stock.

19.	INSURANCE COVERAGE

Schering-Plough maintains insurance coverage with such deductibles and self-insurance as management believes adequate for its needs under current circumstances. Such coverage reflects market conditions (including cost and availability) existing at the time it is written, and the relationship of insurance coverage to self-insurance varies accordingly. Schering-Plough self-insures substantially all of its risk as it relates to products’ liability, as the availability of commercial insurance has become more restrictive. Schering-Plough continually assesses the best way to provide for its insurance needs.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

20.	SEGMENT INFORMATION

Schering-Plough has three reportable segments: Prescription Pharmaceuticals, Animal Health and Consumer Health Care. The segment sales and profit/(loss) data that follow are consistent with Schering-Plough’s current management reporting structure. The Prescription Pharmaceuticals segment discovers, develops, manufactures and markets human pharmaceutical products. The Animal Health segment discovers, develops, manufactures and markets animal health products. The Consumer Health Care segment develops, manufactures and markets over-the-counter, foot care and sun care products, primarily in the U.S.

Net Sales by Major Product and by Segment:

	2008	2007	2006
	(Dollars in millions)
PRESCRIPTION PHARMACEUTICALS	$14,253	$10,173	$8,561
REMICADE	2,118	1,648	1,240
NASONEX	1,155	1,092	944
TEMODAR	1,002	861	703
PEGINTRON	914	911	837
CLARINEX/AERIUS	790	799	722
FOLLISTIM/PUREGON(1)	577	57	—
NUVARING(1)	440	45	—
CLARITIN Rx	425	391	356
AVELOX	376	384	304
INTEGRILIN	314	332	329
CAELYX	297	257	206
REBETOL	260	277	311
ZEMURON(1)	253	25	—
REMERON(1)	239	33	—
INTRON A	234	233	237
SUBUTEX/SUBOXONE	230	220	203
ASMANEX	180	162	103
Other Pharmaceutical	4,449	2,446	2,066
ANIMAL HEALTH	2,973	1,251	910
CONSUMER HEALTH CARE	1,276	1,266	1,123
OTC	680	682	558
Foot Care	357	345	343
Sun Care	239	239	222

CONSOLIDATED NET SALES	$18,502	$12,690	$10,594

(1)	Products acquired in OBS acquisition on November 19, 2007.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Net Sales by Geographic Area:

	2008	2007	2006
	(Dollars in millions)
United States	$5,556	$4,597	$4,192
Europe and Canada	8,903	5,500	4,403
Latin America	1,987	1,359	990
Asia Pacific	2,056	1,234	1,009

Consolidated net sales	$18,502	$12,690	$10,594

Schering-Plough has subsidiaries in more than 55 countries outside the U.S. Net sales are presented in the geographic area in which Schering-Plough’s customers are located. The following foreign countries accounted for 5 percent or more of consolidated net sales during any of the past three years:

	2008		2007		2006
	Net Sales	% of Consolidated Net Sales	Net Sales	% of Consolidated Net Sales	Net Sales	% of Consolidated Net Sales
	(Dollars in millions)
Total International net sales	$12,946	70%	$8,093	64%	$6,402	60%

France	1,369	7%	965	8%	809	8%
Japan	1,008	5%	709	6%	669	6%
Germany	835	5%	473	4%	408	4%
Canada	774	4%	578	5%	478	5%

Net sales by customer:

Sales to a single customer that accounted for 10 percent or more of Schering-Plough’s consolidated net sales during the past three years are as follows:

	2008		2007		2006
	Net Sales	% of Consolidated Net Sales	Net Sales	% of Consolidated Net Sales	Net Sales	% of Consolidated Net Sales
	(Dollars in millions)
McKesson Corporation	$1,923	10%	$1,526	12%	$1,159	11%
Cardinal Health	1,168	6%	1,196	9%	1,019	10%

Profit/(Loss) by segment

	Year Ended December 31,
	2008(1)	2007(2)	2006
	(Dollars in millions)
Prescription Pharmaceuticals	$2,725	$(1,206)	$1,394
Animal Health(3)	186	(582)	120
Consumer Health Care	271	275	228
Corporate and other (including net interest (expense)/income of ($465) million, $150 million and $125 million in 2008, 2007 and 2006, respectively	(1,133)	298	(259)

Consolidated profit/(loss) before tax and cumulative effect of a change in accounting principle	$2,049	$(1,215)	$1,483

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(1)	In 2008, the Prescription Pharmaceuticals segment’s profit includes charges arising from purchase accounting items of $808 million. In 2008, the Animal Health segment’s profit includes charges arising from purchase accounting items of $641 million.
(2)	In 2007, the Prescription Pharmaceuticals segment’s loss includes $3.4 billion of purchase accounting items, including acquired in-process research and development of $3.2 billion. In 2007, the Animal Health segment’s loss includes $721 million of purchase accounting items, including acquired in-process research and development of $600 million.
(3)	In 2008, the profits of the Animal Health segment include the gain on sale of certain Animal Health products of $160 million.

Schering-Plough’s net sales do not include sales of VYTORIN and ZETIA, which are managed in the joint venture with Merck, as Schering-Plough accounts for this joint venture under the equity method of accounting (see Note 5, “Equity Income,” for additional information). The Prescription Pharmaceuticals segment includes equity income from the Merck/Schering-Plough joint venture.

“Corporate and other” includes interest income and expense, foreign exchange gains and losses, currency option gains, headquarters expenses, special charges and other miscellaneous items. The accounting policies used for segment reporting are the same as those described in Note 1, “Summary of Significant Accounting Policies.”

In 2008, “Corporate and other” includes special and acquisition-related charges of $329 million, comprised of $54 million of integration-related costs and $275 million of employee termination costs related to the Productivity Transformation Program which includes the ongoing integration of OBS. It is estimated the charges relate to the reportable segments as follows: Prescription Pharmaceuticals — $230 million, Animal Health — $30 million, Consumer Health Care — $2 million and Corporate and other — $67 million.

In 2007, “Corporate and other” includes special and acquisition-related charges of $84 million, comprised of $61 million of integration-related costs for the OBS acquisition and $23 million of employee termination costs as part of integration activities. It is estimated the charges relate to the reportable segments as follows: Prescription Pharmaceuticals — $27 million, Animal Health — $11 million and Corporate and other — $46 million.

In 2006, “Corporate and other” includes special charges of $102 million primarily related to changes to Schering-Plough’s manufacturing operations in the U.S. and Puerto Rico announced in June 2006, all of which related to the Prescription Pharmaceuticals segment. Included in 2006 cost of sales were charges of approximately $146 million from the manufacturing streamlining actions which were primarily related to the Prescription Pharmaceuticals segment.

See Note 3, “Special and Acquisition-Related Charges and Manufacturing Streamlining,” for additional information.

Supplemental sales information:

Sales of products comprising 10 percent or more of Schering-Plough’s U.S. or international sales for the year ended December 31, 2008, were as follows:

	Amount	Percentage of applicable sales
	(Dollars in millions)
U.S.
NASONEX	$644	12%
International
REMICADE	$2,118	16%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Long-lived Assets by Geographic Location

	2008	2007	2006
	(Dollars in millions)
United States	$2,792	$2,863	$2,547
Netherlands	1,244	1,320	1
Ireland	689	719	488
Singapore	816	822	824
Other	1,572	1,599	804

Total	$7,113	$7,323	$4,664

Long-lived assets shown by geographic location are primarily property. The significant increase in long-lived assets as of December 31, 2007, is due to the OBS acquisition.

Schering-Plough does not disaggregate assets on a segment basis for internal management reporting and, therefore, such information is not presented.

21.	LEGAL, ENVIRONMENTAL AND REGULATORY MATTERS

Background

Schering-Plough is involved in various claims, investigations and legal proceedings.

Schering-Plough records a liability for contingencies when it is probable that a liability has been incurred and the amount can be reasonably estimated. Schering-Plough adjusts its liabilities for contingencies to reflect the current best estimate of probable loss or minimum liability, as the case may be. Where no best estimate is determinable, Schering-Plough records the minimum amount within the most probable range of its liability. Expected insurance recoveries have not been considered in determining the amounts of recorded liabilities for environmental related matters.

If Schering-Plough believes that a loss contingency is reasonably possible, rather than probable, or the amount of loss cannot be estimated, no liability is recorded. However, where a liability is reasonably possible, disclosure of the loss contingency is made.

Schering-Plough reviews the status of all claims, investigations and legal proceedings on an ongoing basis, including related insurance coverages. From time to time, Schering-Plough may settle or otherwise resolve these matters on terms and conditions management believes are in the best interests of Schering-Plough. Resolution of any or all claims, investigations and legal proceedings, individually or in the aggregate, could have a material adverse effect on Schering-Plough’s consolidated results of operations, cash flows or financial condition.

Except for the matters discussed in the remainder of this Note, the recorded liabilities for contingencies at December 31, 2008, and the related expenses incurred during the year ended December 31, 2008, were not material. In the opinion of management, based on the advice of legal counsel, the ultimate outcome of these matters, except matters discussed in the remainder of this Note, is not expected to have a material impact on Schering-Plough’s consolidated results of operations, cash flows or financial condition.

Patent Matters

Intellectual property protection is critical to Schering-Plough’s ability to successfully commercialize its product innovations. The potential for litigation regarding Schering-Plough’s intellectual property rights always exists and may be initiated by third parties attempting to abridge Schering-Plough’s rights, as well as by Schering-Plough in protecting its rights.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

AWP Litigation and Investigations

Schering-Plough continues to respond to existing and new litigation by certain states and private payors and investigations by the Department of Health and Human Services, the Department of Justice and several states into industry and Schering-Plough practices regarding average wholesale price (AWP). Schering-Plough is cooperating with these investigations.

These litigations and investigations relate to whether the AWP used by pharmaceutical companies for certain drugs improperly exceeds the average prices paid by providers and, as a consequence, results in unlawful inflation of certain reimbursements for drugs by state programs and private payors that are based on AWP. The complaints allege violations of federal and state law, including fraud, Medicaid fraud and consumer protection violations, among other claims. In the majority of cases, the plaintiffs are seeking class certifications. In some cases, classes have been certified. The outcome of these litigations and investigations could include substantial damages, the imposition of substantial fines, penalties and injunctive or administrative remedies.

Securities and Class Action Litigation

Federal Securities Litigation

Following Schering-Plough’s announcement that the FDA had been conducting inspections of Schering-Plough’s manufacturing facilities in New Jersey and Puerto Rico and had issued reports citing deficiencies concerning compliance with current Good Manufacturing Practices, several lawsuits were filed against Schering-Plough and certain named officers. These lawsuits allege that the defendants violated the federal securities law by allegedly failing to disclose material information and making material misstatements. Specifically, they allege that Schering-Plough failed to disclose an alleged serious risk that a new drug application for CLARINEX would be delayed as a result of these manufacturing issues, and they allege that Schering-Plough failed to disclose the alleged depth and severity of its manufacturing issues. These complaints were consolidated into one action in the U.S. District Court for the District of New Jersey, and a consolidated amended complaint was filed on October 11, 2001, purporting to represent a class of shareholders who purchased shares of Schering-Plough stock from May 9, 2000 through February 15, 2001. The complaint seeks compensatory damages on behalf of the class. The Court certified the shareholder class on October 10, 2003. Notice of pendency of the class action was sent to members of that class in July 2007. On February 18, 2009 the Court signed an order preliminarily approving a settlement agreement. The proposed settlement agreement is scheduled to be presented for final approval at a hearing on June 1, 2009.

ERISA Litigation

On March 31, 2003, Schering-Plough was served with a putative class action complaint filed in the U.S. District Court in New Jersey alleging that Schering-Plough, retired Chairman, CEO and President Richard Jay Kogan, Schering-Plough’s Employee Savings Plan (Plan) administrator, several current and former directors, and certain former corporate officers breached their fiduciary obligations to certain participants in the Plan. The complaint seeks damages in the amount of losses allegedly suffered by the Plan. The complaint was dismissed on June 29, 2004. The plaintiffs appealed. On August 19, 2005 the U.S. Court of Appeals for the Third Circuit reversed the dismissal by the District Court and the matter has been remanded back to the District Court for further proceedings.

K-DUR Antitrust Litigation

Schering-Plough had settled patent litigation with Upsher-Smith, Inc. (Upsher-Smith) and ESI Lederle, Inc. (Lederle) relating to generic versions of K-DUR, Schering-Plough’s long-acting potassium chloride product supplement used by cardiac patients, for which Lederle and Upsher Smith had filed Abbreviated New Drug Applications. Following the commencement of an FTC administrative proceeding alleging anti-competitive effects from those settlements (which has been resolved in Schering-Plough’s favor), alleged class action suits were filed in federal and state courts on behalf of direct and indirect purchasers of K-DUR against Schering-Plough, Upsher-Smith and Lederle.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

These suits claim violations of federal and state antitrust laws, as well as other state statutory and common law causes of action. These suits seek unspecified damages. In February 2009, a special master recommended that the U.S. District Court for the District of New Jersey dismiss the class action lawsuits on summary judgment.

Third-party Payor Actions

Several purported class action litigations have been filed following the announcement of the settlement of the Massachusetts Investigation. Plaintiffs in these actions seek damages on behalf of third-party payors resulting from the allegations of off-label promotion and improper payments to physicians that were at issue in the Massachusetts Investigation.

Litigation and Investigations relating to the Merck/Schering-Plough Cholesterol Joint Venture

Background. In January 2008, the Merck/Schering-Plough Cholesterol Joint Venture announced the results of the ENHANCE clinical trial (Effect of Combination Ezetimibe and High-Dose Simvastatin vs. Simvastatin Alone on the Atherosclerotic Process in Patients with Heterozygous Familial Hypercholesterolemia). In July 2008 the Merck/Schering-Plough Cholesterol Joint Venture announced the results of the SEAS clinical trial (Simvastatin and Ezetimibe in Aortic Stenosis). Litigation and investigations with respect to matters relating to these clinical trials are ongoing.

Schering-Plough is cooperating fully with the various investigations and responding to the requests for information, and Schering-Plough intends to vigorously defend the lawsuits that have been filed relating to the ENHANCE study.

Investigation and Inquiries. As of February 27, 2009, Schering-Plough, the Joint Venture and/or its joint venture partner, Merck, received a number of governmental inquiries and have been the subject of a number of investigations relating to the ENHANCE clinical trial. These include several letters from Congress, including the Subcommittee on Oversight and Investigation of the House Committee on Energy and Commerce, and the ranking minority member of the Senate Finance Committee, collectively seeking a combination of witness interviews, documents and information on a variety of issues related to the Merck/Schering-Plough Cholesterol Joint Venture’s ENHANCE clinical trial. These also include several subpoenas from state officials, including State Attorneys General, and requests for information from U.S. Attorneys and the Department of Justice seeking similar information and documents. In addition, Schering-Plough received letters from the Subcommittee on Oversight and Investigations of the House Committee on Energy and Commerce seeking certain information and documents related to the SEAS clinical trial and other matters. Schering-Plough, Merck and the Joint Venture are cooperating with these investigations and responding to the inquiries.

In January 2008, after the initial release of ENHANCE data, the FDA stated that it would review the results of the ENHANCE trial. On January 8, 2009 the FDA announced the results of its review. The FDA stated that following two years of treatment,

•

Carotid artery thickness increased by 0.011 mm in the VYTORIN group and by 0.006 mm in the simvastatin group. The difference in the changes in carotid artery thickness between the two groups was not statistically significant.

•

The levels of LDL cholesterol decreased by 56% in the VYTORIN group and decreased by 39% in the simvastatin group. The difference in the reductions in LDL cholesterol between the two groups was statistically significant.

The FDA also stated that the results from ENHANCE do not change its position that an elevated LDL cholesterol is a risk factor for cardiovascular disease and that lowering LDL cholesterol reduces the risk for cardiovascular disease. The FDA also stated that pending the results of the IMPROVE-IT clinical trial, patients should not stop taking VYTORIN or other cholesterol lowering medications and should talk to their doctors if they have any questions.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Litigation. Schering-Plough continues to respond to existing and new litigation, including civil class action lawsuits alleging common law and state consumer fraud claims in connection with Schering-Plough’s sale and promotion of the Merck/Schering-Plough joint-venture products’ VYTORIN and ZETIA; several putative shareholder securities class action lawsuits (where several officers are also named defendants) alleging false and misleading statements and omissions by Schering-Plough and its representatives related to the timing of disclosures concerning the ENHANCE results, allegedly in violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934; a putative shareholder securities class action lawsuit (where several officers and directors are also named), alleging material misstatements and omissions related to the ENHANCE results in the offering documents in connection with Schering-Plough’s 2007 securities offerings, allegedly in violation of the Securities Act of 1933, including Section 11; several putative class action suits alleging that Schering-Plough and certain officers and directors breached their fiduciary duties under ERISA and seeking damages in the amount of losses allegedly suffered by the Plans; a Shareholder Derivative Action alleging that the Board of Directors breached its fiduciary obligations relating to the timing of the release of the ENHANCE results; and a letter on behalf of a single shareholder requesting that the Board of Directors investigate the allegations in the litigation described above and, if warranted, bring any appropriate legal action on behalf of Schering-Plough.

Tax Matters

In October 2001, IRS auditors asserted that two interest rate swaps that Schering-Plough entered into with an unrelated party should be recharacterized as loans from affiliated companies, resulting in additional tax liability for the 1991 and 1992 tax years. In September 2004, Schering-Plough made payments to the IRS in the amount of $194 million for income tax and $279 million for interest. Schering-Plough filed refund claims for the tax and interest with the IRS in December 2004. Following the IRS’s denial of Schering-Plough’s claims for a refund, Schering-Plough filed suit in May 2005 in the U.S. District Court for the District of New Jersey for refund of the full amount of the tax and interest. This refund litigation has been tried in Newark District court and a decision has not yet been rendered. Schering-Plough’s tax reserves were adequate to cover the above-mentioned payments.

Pending Administrative Obligations

In connection with the settlement of an investigation with the U.S. Department of Justice and the U.S. Attorney’s Office for the Eastern District of Pennsylvania, Schering-Plough entered into a five-year corporate integrity agreement (CIA). The CIA was amended in August 2006 in connection with the settlement of the Massachusetts Investigation, commencing a new five-year term. Failure to comply with the obligations under the CIA could result in financial penalties. To date, Schering-Plough believes it has complied with its obligations.

Other Matters

Products Liability

Beginning in May 2007, a number of complaints were filed in various jurisdictions asserting claims against Organon USA, Inc., Organon Pharmaceuticals USA, Inc., Organon International (Organon), and Schering-Plough Corporation arising from Organon’s marketing and sale of NUVARING, a combined hormonal contraceptive vaginal ring. The plaintiffs contend that Organon and Schering-Plough failed to adequately warn of the alleged increased risk of venous thromboembolism (VTE) posed by NUVARING, and/or downplayed the risk of VTE. The plaintiffs seek damages for injuries allegedly sustained from their product use, including some alleged deaths, heart attacks and strokes. The majority of the cases are currently pending in a federal Multidistrict litigation venued in Missouri and in New Jersey state court. Other cases are pending in other states.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

French Matter

Based on a complaint to the French competition authority from a competitor in France and pursuant to a court order, the French competition authority has obtained documents from a French subsidiary of Schering-Plough relating to SUBUTEX, one of the products that the subsidiary markets and sells. Any resolution of this matter adverse to the French subsidiary could result in the imposition of civil fines and injunctive or administrative remedies. On July 17, 2007, the Juge des Libertés et de la Détention ordered the annulment of the search and seizure on procedural grounds. On July 19, 2007, the French authority appealed the order to the French Supreme Court.

In April 2007, the competitor also requested interim relief, a portion of which was granted by the French competition authority in December 2007. The interim relief required Schering-Plough’s French subsidiary to publish in two specialized newspapers information including that the generic has the same quantitative and qualitative composition and the same pharmaceutical form as, and is substitutable for, SUBUTEX. In February 2008, the Paris Court of Appeal confirmed the decision of the French competition authority. In January 2009, the French Supreme Court confirmed the decision of the French competition authority.

Environmental

Schering-Plough has responsibilities for environmental cleanup under various state, local and federal laws, including the Comprehensive Environmental Response, Compensation and Liability Act, commonly known as Superfund. At several Superfund sites (or equivalent sites under state law), Schering-Plough is alleged to be a potentially responsible party (PRP). Schering-Plough believes that it is remote at this time that there is any material liability in relation to such sites. Schering-Plough estimates its obligations for cleanup costs for Superfund sites based on information obtained from the federal Environmental Protection Agency (EPA), an equivalent state agency and/or studies prepared by independent engineers, and on the probable costs to be paid by other PRPs. Schering-Plough records a liability for environmental assessments and/or cleanup when it is probable a loss has been incurred and the amount can be reasonably estimated.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Schering-Plough Corporation

We have audited the accompanying consolidated balance sheets of Schering-Plough Corporation and subsidiaries (the “Company”) at December 31, 2008 and 2007, and the related statements of consolidated operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. Our audits also included the financial statement schedule listed in the Index at Item 15, Schedule II. Valuation and Qualifying Accounts. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Schering-Plough Corporation and subsidiaries at December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 9 to the consolidated financial statements, effective December 31, 2006, the Company adopted Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans . As discussed in Note 1 to the consolidated financial statements, effective January 1, 2007, the Company adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting at December 31, 2008, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 27, 2009 (not presented herein) expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey

February 27, 2009

SCHERING-PLOUGH CORPORATION AND SUBSIDIARIES

QUARTERLY DATA (UNAUDITED)

	Three Months Ended
	March 31		June 30		September 30		December 31
	2008	2007	2008	2007	2008	2007	2008	2007
	(Dollars in millions, except per share figures)
Net sales	$4,657	$2,975	$4,921	$3,178	$4,576	$2,812	$4,348	$3,724
Cost of sales	2,137	937	1,908	977	1,737	925	1,525	1,566

Gross margin	2,520	2,038	3,013	2,201	2,839	1,887	2,823	2,158

Selling, general and administrative	1,676	1,213	1,870	1,358	1,660	1,262	1,615	1,634
Research and development	880	707	906	696	893	669	850	855
Acquired in-process research and development	—	—	—	—	—	—	—	3,754
Other (income)/expense, net	95	(48)	134	(16)	(39)	(390)	146	(231)
Special charges and acquisition-related charges	23	1	94	11	101	20	111	52
Equity income from cholesterol joint venture	(517)	(487)	(493)	(490)	(434)	(506)	(426)	(566)

Income/(loss) before income taxes	363	652	502	642	658	832	527	(3,340)
Income tax expense	49	87	40	103	44	82	13	(14)

Net income/(loss)	$314	$565	$462	$539	$614	$750	$514	$(3,326)

Dividends on preferred shares	38	22	38	22	38	37	38	38

Net income/(loss) available to common shareholders	$276	$543	$424	$517	$576	$713	$476	$(3,364)

Diluted earnings/(loss) per common share	$0.17	$0.36	$0.26	$0.34	$0.35	$0.45	$0.29	$(2.08)
Basic earnings/(loss) per common share:	$0.17	$0.37	$0.26	$0.35	$0.36	$0.46	$0.29	$(2.08)
Dividends per common share	0.065	0.065	0.065	0.065	0.065	0.065	0.065	0.065
Common share prices:
High	27.73	25.51	20.72	33.34	22.32	32.83	18.48	32.94
Low	14.41	22.75	13.86	25.42	17.51	27.26	12.76	26.20
Average shares outstanding for diluted EPS (in millions)	1,637	1,571	1,632	1,587	1,636	1,622	1,634	1,621
Average shares outstanding for basic EPS (in millions)	1,621	1,489	1,624	1,496	1,626	1,620	1,626	1,621

In completing the final analysis of results for 2008, Schering-Plough determined that certain income tax effects relating to the accounting for the purchase of OBS reflected an overstatement of income tax expense during each of the first three quarterly periods of 2008, totaling $74 million. Accordingly, Schering-Plough has revised the quarterly information included above. This change results in a reduction of income tax expense, and a corresponding increase in net income and net income available to common shareholders, along with associated per share amounts. The revisions to tax expense, net income, and net income available to common shareholders in 2008, reflected in the table above, were $23 million for the first quarter, $26 million for the second quarter and $25 million for the third quarter.

Operating results for the three month period ended December 31, 2007 reflects the closing of the OBS acquisition on November 19, 2007, including the impacts of purchase accounting in accordance with SFAS No. 141, “Business Combinations.”

Diluted earnings per common share for the three month period ended September 30, 2007, is calculated using a numerator of $731 million, which is the arithmetic sum of net income available to common shareholders of $713 million plus dividends of $18 million related to the 2004 preferred stock which are dilutive, and a denominator of 1,622 which represents the average diluted shares outstanding for the third quarter of 2007.

See Note 3, “Special and Acquisition-Related Charges and Manufacturing Changes,” to the Consolidated Financial Statements for additional information relating to special and acquisition-related charges.

Schering-Plough’s approximate number of holders of record of common shares as of January 31, 2009 was 33,252.

SCHERING-PLOUGH CORPORATION AND SUBSIDIARIES

SCHEDULE II. VALUATION AND QUALIFYING ACCOUNTS

For the Years Ended December 31, 2008, 2007 and 2006

Valuation and qualifying accounts deducted from assets to which they apply:

Allowances for accounts receivable:

	Reserve for Doubtful Accounts	Reserve for Cash Discounts	Reserve for Claims and Other	Total
	(Dollars in millions)
2008
Balance at beginning of year	$52	$34	$175	$261
Additions:
Charged to costs and expenses	20	124	235	379
Deductions from reserves	(7)	(105)	(215)	(327)
Effects of foreign exchange	(6)	(2)	(9)	(17)

Balance at end of year	$59	$51	$186	$296

2007
Balance at beginning of year	$53	$32	$152	$237
OBS reserves acquired November 19, 2007	9	—	1	10
Additions:
Charged to costs and expenses	18	94	143	255
Deductions from reserves	(30)	(94)	(124)	(248)
Effects of foreign exchange	2	2	3	7

Balance at end of year	$52	$34	$175	$261

2006
Balance at beginning of year	$54	$31	$126	$211
Additions:
Charged to costs and expenses	25	150	493	668
Deductions from reserves	(29)	(150)	(468)	(647)
Effects of foreign exchange	3	1	1	5

Balance at end of year	$53	$32	$152	$237